AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 2004

REGISTRATION STATEMENT NO. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STANDARD COMMERCIAL CORPORATION

(Exact name of registrant as specified in its charter)

NORTH CAROLINA	5159	13-1337610
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

CO-REGISTRANT

STANDARD COMMERCIAL TOBACCO CO., INC.

(Exact name of co-registrant as specified in its charter)

NORTH CAROLINA

(State or other jurisdiction of incorporation or organization)

2201 Miller Road

Wilson, North Carolina 27893

(252) 291-5507

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

ROBERT E. HARRISON

CHIEF EXECUTIVE OFFICER

STANDARD COMMERCIAL CORPORATION

2201 Miller Road

Wilson, North Carolina 27893

(252) 291-5507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

DONALD R. REYNOLDS, ESQ.

ALEXANDER M. DONALDSON, ESQ.

WYRICK ROBBINS YATES & PONTON LLP

4101 LAKE BOONE TRAIL, SUITE 300

RALEIGH, NORTH CAROLINA 27607

(919) 781-4000

FAX (919) 781-4865

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Introduction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
8% Senior Notes due 2012	$150,000,000	100%	$150,000,000	$19,005
Standard Commercial Tobacco Co., Inc. Guarantees of 8% Senior Notes due 2012	$150,000,000	None (2)	None (2)	None

(1)	Equals the aggregate principal amount of the securities being registered.
(2)	No separate consideration will be received for these guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE    , 2004

PROSPECTUS

STANDARD COMMERCIAL CORPORATION

OFFER TO EXCHANGE

UP TO $150,000,000 PRINCIPAL AMOUNT OUTSTANDING

8% SENIOR NOTES DUE 2012

FOR

A LIKE PRINCIPAL AMOUNT OF

8% SENIOR NOTES DUE 2012

REGISTERED UNDER THE SECURITIES ACT OF 1933

EACH GUARANTEED ON A SENIOR BASIS BY

STANDARD COMMERCIAL TOBACCO CO., INC.

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON             , 2004, UNLESS WE EXTEND IT

IN OUR SOLE AND ABSOLUTE DISCRETION.

Interest Payable April 15 and October 15, commencing October 15, 2004.

•	All existing 8% senior notes due 2012, which we refer to as the Initial Notes, that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged for an equal principal amount of 8% senior exchange notes due 2012, which we refer to as the Exchange Notes, in an exchange registered under the Securities Act of 1933.

•	The exchange of Initial Notes for Exchange Notes will not be a taxable event for U.S. federal income tax purposes.

•	The Exchange Notes will be senior unsecured obligations of our company and will rank equally with our existing and future senior unsecured debt and senior to all of our future subordinated debt. The Exchange Notes will be effectively subordinated to our existing and future secured debt to the extent of the assets securing that debt and structurally subordinated to any debt or other liabilities of our subsidiaries that do not guarantee the Exchange Notes.

•	The Exchange Notes will be guaranteed by Standard Commercial Tobacco Co., Inc., which we refer to as the Guarantor, on a senior unsecured basis. The Guarantor is one of our wholly owned subsidiaries and one of our primary operating subsidiaries. The guarantee of the Exchange Notes will rank equally to all of the Guarantor’s existing and future unsecured debt and senior to all of its future subordinated debt. The guarantee will be effectively subordinated to the Guarantor’s existing and future secured debt to the extent of the assets securing that debt.

•	We have applied, through our listing agent, to list the Exchange Notes on the Luxembourg Stock Exchange, but cannot assure that the listing will be effected. We do not intend to list the Exchange Notes on any other exchange. We expect the Exchange Notes to be designated for trading in the PORTAL Market, a subsidiary of the Nasdaq Stock Market, Inc.

Investing in the Exchange Notes involves a high degree of risk. See “Risk Factors,” beginning on page 12.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2004.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-4 that we have filed with the SEC. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front page of this prospectus. This prospectus does not contain all of the information set forth in the registration statement. For further information about us and the Exchange Notes, you should refer to the registration statement. This prospectus summarizes material provisions of contracts and other documents. Because these summaries might not contain all of the information that you may find important, you should review the full text of these documents. We have filed some of these documents as exhibits to our registration statement.

Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. Written requests should be sent to:

Standard Commercial Corporation

2201 Miller Road

Wilson, North Carolina 27893

Attention: Robert A. Sheets, Chief Financial Officer

Oral requests should be made by telephoning (252) 291-5507.

In order to obtain timely delivery, you must request the information no later than             , 2004, which is five business days before the expiration date of the exchange offer.

The registration statement, as well as such reports, exhibits and other information filed by us with the SEC, can also be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for additional information about its public reference room. Our SEC filings are also available without charge on the SEC’s Internet site at http://www.sec.gov.

In addition, because our common stock is listed on the New York Stock Exchange, you may read our reports, proxy statements, and other documents at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

i

PROSPECTUS SUMMARY

This summary may not contain all the information that may be important to you. You should read this entire prospectus, including the financial statements and related notes incorporated herein by reference, the information described under the heading “Risk Factors” and the other documents to which we have referred you, prior to deciding whether tender your Initial Notes to invest in the Exchange Notes. In this prospectus, unless the context otherwise requires, the terms “Standard Commercial,” the “Company,” “we,” “us” and “our” collectively refer to Standard Commercial Corporation and its direct and indirect subsidiaries combined, unless the context clearly indicates otherwise. In this prospectus, the term “notes” refers to both the Initial Notes and the Exchange Notes.

The Exchange Offer

On April 2, 2004, we completed the private offering of an aggregate principal amount of $150,000,000 of Initial Notes. We entered into a registration rights agreement with the initial purchasers in which we agreed, among other things, to deliver to you this prospectus and to offer to exchange your Initial Notes for Exchange Notes with substantially identical terms. If the exchange offer is not completed by September 29, 2004, we will be required to pay you liquidated damages. You should read the discussion under the heading “Description of Exchange Notes” for further information regarding the Exchange Notes.

We believe you may resell the Exchange Notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading “The Exchange Offer” for further information regarding the exchange offer and resale of the Exchange Notes.

Our Company

We are the third largest independent leaf tobacco merchant in the world. Founded in 1910, we have developed an international network through which we purchase, process, store, sell and ship tobacco grown in over 30 countries, servicing cigarette manufacturers from 22 processing facilities strategically located throughout the world, including the principal export markets for flue-cured, burley and oriental tobacco: the United States; Brazil; Malawi; and Turkey. Our revenues primarily comprise sales of processed tobacco and fees charged for processing and related services to manufacturers of tobacco products. Our customers include all of the world’s leading manufacturers of cigarettes and consumer tobacco products, such as Philip Morris, RJR Tobacco, British American Tobacco, or BAT, Japan Tobacco and Imperial Tobacco. These customers are located in approximately 85 countries throughout the world. In the fiscal year ended March 31, 2004, approximately 21.1% of our sales were to customers located in the United States, approximately 41.6% were to customers located in Europe and the remainder were to customers located in Asia, Africa and elsewhere. We do not manufacture cigarettes or other consumer tobacco products.

We also historically were engaged in purchasing, processing and selling various types of wool. In the last quarter of fiscal 2002 we determined to discontinue our wool operations in four of our smaller markets because of weak market conditions in the industry. During fiscal 2003, we sold or closed these four wool units. In September 2003, to better focus on our core tobacco business, we determined to exit our remaining wool operations as industry conditions remained distressed. Of our remaining wool operations, the unit in Australia was sold in fiscal 2004, the mill in France was closed in April 2004 and negotiations are progressing for the sale of the other operations, which we expect to sell by September 30, 2004. In addition to operating losses of $12.9 million incurred by the wool units during fiscal 2004, we recorded estimated losses on disposal of $33.3 million because the carrying value of the net assets of the units exceeded their fair value less estimated disposal costs. Contributions to gross revenue from businesses other than tobacco and wool for the past three years have not been material.

Our executive offices are located at 2201 Miller Road, Wilson, North Carolina 27893. Our telephone number is (252) 291-5507.

The ratio of our earnings to fixed charges for each of the periods indicated is as follows:

Year Ended March 31,
2004	2003	2002	2001	2000
3.27	4.98	3.61	2.07	1.59

Summary of Risk Factors

You should read the “Risk Factors” section of this prospectus as well as other cautionary statements contained or incorporated by reference in this prospectus before tendering your Initial Notes for Exchange Notes. The following is a summary of the risks discussed in detail in this prospectus under the heading “Risk Factors.”

Risks Related to this Exchange Offer

•	Holders who fail to exchange their Initial Notes will continue to be subject to the restrictions on transfer.

•	You must comply with the exchange offer procedures in order to receive freely tradable Exchange Notes.

•	Some holders who exchange their Initial Notes may be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

Risks Related to Our Indebtedness and the Notes

•	The notes are unsecured and effectively subordinated to our secured debt and the guarantee is effectively subordinated to the secured debt of the Guarantor, Standard Commercial Tobacco.

•	Not all of our subsidiaries will guarantee the notes, and your right to receive payments on the notes could be adversely affected if any non-guarantor subsidiary declares bankruptcy, liquidates, or reorganizes.

•	We might not be able to generate sufficient cash flow to service our debt, including the notes.

•	We might not be able to repurchase the notes if we experience a change of control.

•	Our subsidiaries hold most of our assets and conduct most of our operations and, except for Standard Commercial Tobacco, they are not obligated to make payments on the notes.

•	Our substantial indebtedness could adversely affect our operations, including our ability to perform our obligations under the notes.

•	Despite our current indebtedness levels, we may still incur substantially more indebtedness, including secured indebtedness, which could intensify the risks above.

•	Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely affect us.

•	Federal and state fraudulent transfer laws might permit a court to void a guarantee.

•	If an active trading market does not develop for the notes, you might not be able to sell the notes at a price that you deem sufficient.

•	Market trading prices for the notes might be volatile.

Risks Related to Our Operations

•	Our financial results will vary according to growth conditions, customer requirements and other factors, which increases the risk of an investment in the notes.

•	Fluctuations in currency exchange and interest rates could adversely affect our results of operations.

•	The shift to direct buying of green tobacco by many of our U.S. customers could have an adverse effect on our results of operations.

•	Our extension of credit to tobacco growers could have an adverse effect on our financial condition.

•	Competition could adversely affect our operating results.

•	Our reliance on a small number of significant customers could adversely affect our results of operations.

•	We face increased risks of doing business due to the extent of our international operations.

•	Our adoption and application of recent standards in financial accounting could negatively affect our earnings, increasing the risk of an investment in the notes.

•	Our operations could subject us to significant liability under environmental laws and regulations.

•	Terrorist attacks on the United States or its allies and their interests at home and abroad, the continuing fear of future attacks and the expansion of hostilities might have unpredictable adverse effects on global economic conditions, the financial markets and our business and results of operations.

Risks Related to the Tobacco Industry

•	Reductions in demand for consumer tobacco products could adversely affect our results of operations.

•	Tobacco litigation might reduce demand for our services.

•	Legislative and regulatory initiatives could reduce consumption of consumer tobacco products and demand for our services.

•	We have been, and continue to be, subject to governmental investigations into, and litigation concerning, leaf tobacco industry buying practices.

Risks Related to Our Wool Operations

•	We might incur charges to earnings as we sell or close our wool operations.

Summary of the Exchange Offer

We summarize the material terms of the exchange offer below. You should read the discussion under the heading “The Exchange Offer” for further information about the exchange offer and resale of the Exchange Notes.

The Exchange Offer

We are offering to exchange up to $150 million in aggregate principal amount of Exchange Notes, registered under the Securities Act, for up to $150 million in aggregate principal amount of Initial Notes, which we issued on April 2, 2004 in a private offering.

In order for your Initial Notes to be exchanged, you must properly tender them prior to the expiration of the exchange offer. Except as set forth below under “The Exchange Offer—Terms of the Exchange Offer,” all Initial Notes that are validly tendered and not validly withdrawn will be exchanged. We will issue Exchange Notes as soon as practicable after the expiration of the exchange offer.

Initial Notes may be exchanged for Exchange Notes only in integral multiples of $1,000.

We believe that the Exchange Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration or prospectus delivery provisions of the Securities Act if:

•	you are acquiring the Exchange Notes in the ordinary course of your business;

•	you are not participating, do not intend to participate, and have no arrangements or understanding with any person to participate, in the distribution of Exchange Notes issued to you; and

•	you are not an affiliate, as defined under Rule 405 of the Securities Act, of our company.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to parties unrelated to us. If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from those requirements, you could incur liability under the Securities Act. We do not and will not assume or indemnify you against any such liability.

Each broker-dealer that receives Exchange Notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This prospectus, as amended or supplemented from time to time, may be used by a broker-dealer in connection with those resales.

Broker-dealers that acquired Initial Notes directly from us in the initial offering and not as a result of market making or other trading activities must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes, and cannot use the prospectus in connection with resales of the Exchange Notes.

Registration Rights Agreement

We sold the Initial Notes on April 2, 2004. Simultaneously with that sale, we signed a registration rights agreement with the initial purchasers that requires us to conduct this exchange offer. You have the right pursuant to the registration rights agreement to exchange your Initial Notes for Exchange Notes with substantially identical terms. This exchange offer is intended to satisfy these registration rights. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to Initial Notes you do not tender for exchange.

Consequences of Failure to Exchange Your Initial Notes

If you do not exchange your Initial Notes for Exchange Notes pursuant to the exchange offer, you will continue to be subject to the restrictions on transfer provided in the Initial Notes and the indenture. In general, the Initial Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not intend to register transactions in any untendered Initial Notes under the Securities Act. To the extent that Initial Notes are tendered and accepted in the exchange offer, the trading market, if any, for untendered Initial Notes and tendered but unaccepted Initial Notes will be adversely affected.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time, on [            ,] 2004, unless extended in our sole and absolute discretion, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

Withdrawal Rights

You may withdraw your tender of Initial Notes at any time prior to the expiration date by delivering written notice of your withdrawal to the exchange agent in accordance with the withdrawal procedures described in this prospectus. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any Initial Notes that you tendered but that were not exchanged.

Terms of the Exchange Offer	We will not be required to accept Initial Notes for exchange if:

•	the exchange offer would violate applicable law or SEC interpretations;

•	any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer; or

•	you do not tender your Initial Notes in compliance with the terms of the exchange offer.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered. We reserve the right to terminate the exchange offer if certain specified conditions have not been satisfied and to waive any condition or extend the exchange offer or otherwise amend the terms of the exchange offer in any respect. Please read the section “The Exchange Offer—Terms of the Exchange Offer” for more information about the conditions to the exchange offer.

Procedures for Tendering Initial Notes and Representations	If your Initial Notes are held through The Depository Trust Company, or DTC, and you wish to participate in the exchange offer, you may do so through one of the following methods:

•	Delivery of a Letter of Transmittal. You must complete and sign a letter of transmittal in accordance with the instructions contained in the letter of transmittal and forward the letter of transmittal by mail, facsimile transmission or hand delivery, together with any other required documents, to the exchange agent, either with the Initial Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of the Initial Notes; or

•	Automated Tender Offer Program of The DTC. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal.

Under both methods, by signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	any Exchange Notes that you receive are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in any distribution of the Exchange Notes;

•	you are not engaged in and do not intend to engage in any distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Initial Notes, you acquired those notes as a result of market-making activities or other trading activities and you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of our company.

Please do not send your letter of transmittal or certificates representing your Initial Notes to us. Those documents should only be sent to the exchange agent.

Questions regarding how to tender and requests for information should be directed to the exchange agent, whose address and phone number are on the next page.

Special Procedures For Beneficial Owners

If you own a beneficial interest in Initial Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender the Initial Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

Consequences of Not Complying with Exchange Offer Procedures

You are responsible for complying with all exchange offer procedures. You will only receive Exchange Notes in exchange for your Initial Notes if, prior to the expiration date, you deliver to the exchange agent:

•	the letter of transmittal, properly completed and duly executed;

•	all other documents or signature guarantees required by the letter of transmittal; and

•	certificates for the Initial Notes or a book-entry confirmation of a book-entry transfer of the Initial Notes into the exchange agent’s account at DTC.

Any Initial Notes you hold and do not tender, or which you tender but which are not accepted for exchange, will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement.

You will not have any appraisal or dissenters’ rights in connection with the exchange offer. You should allow sufficient time to ensure that the exchange agent receives all required documents before the expiration of the exchange offer. Neither the exchange agent nor we has any duty to inform you of defects or irregularities with respect to your tender of Initial Notes for exchange. We reserve the right to waive any defect, irregularities or conditions of tender as to particular Initial Notes.

Guaranteed Delivery Procedures

If you wish to tender your Initial Notes and cannot comply, prior to the expiration date, with the applicable procedures for tendering Initial Notes described above and under “The Exchange Offer—Procedures for Tendering,” you must tender your Initial Notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

U.S. Federal Income Tax Considerations

The exchange of Initial Notes for Exchange Notes in the exchange offer should not be a taxable event for United States federal income tax purposes. Please read “U.S. Federal Income Tax Considerations.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of Exchange Notes.

The Exchange Agent

We have appointed SunTrust Bank as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent as follows:

SunTrust Bank Corporate Trust Department
HDQ 5310919
919 East Main Street
Richmond, Virginia 23219
Attention: Nancy Harrison
Telephone (804) 782-5726

Eligible institutions may make requests by facsimile at (804) 782-7855.

Summary of the Exchange Notes

This exchange offer relates to the exchange of up to $150 million in aggregate principal amount of Exchange Notes for an equal principal amount of Initial Notes. The Initial Notes were issued on April 2, 2004. The form and terms of the Exchange Notes are substantially identical to the form and terms of the Initial Notes, except the Exchange Notes will be registered under the Securities Act. Therefore, the Exchange Notes will not bear legends restricting their transfer. The Exchange Notes will evidence the same debt as the Initial Notes, which they are replacing, and both the Initial Notes and the Exchange Notes are governed by the same indenture. The term “notes” refers to both the Initial Notes and the Exchange Notes.

Issuer	Standard Commercial Corporation.

Securities Offered	$150 million aggregate principal amount of 8% senior notes due 2012.

Maturity Date	April 15, 2012.

Interest Rate	Annual Rate: 8% per year (calculated using a 360-day year).

Interest Payment Dates	April 15 and October 15, beginning on October 15, 2004. Interest will accrue from the issue date of the notes.

Ranking

The Exchange Notes will be senior unsecured obligations of our company and will rank equally with our existing and future senior unsecured debt and senior to all of our future subordinated debt. The guarantee of the Exchange Notes by Standard Commercial Tobacco will rank equally to all of its existing and future senior unsecured debt and senior to all of its future subordinated debt. The Exchange Notes and the guarantee will be effectively subordinated to any of our or Standard Commercial Tobacco’s secured debt to the extent of the assets securing that debt and structurally subordinated to any debt and other liabilities of our subsidiaries that are not guarantors. As of March 31, 2004, Standard Commercial Tobacco had approximately $47.2 million of availability under our new revolving credit facility that we entered into on March 31, 2004 but that became effective on April 2, 2004. Our new revolving credit facility is unsecured. As of March 31, 2004, our non-guarantor subsidiaries, excluding the discontinued wool operations, had approximately $363.3 million of debt and other liabilities outstanding and approximately $112.1 million of availability under our new revolving credit facility and local lines of credit. On the same date, our two non-guarantor subsidiaries that are borrowers under our new revolving credit facility had access to the $26.4 million of the $112.1 million total availability under our new revolving credit facility to the extent Standard Commercial Tobacco does not use such availability.

Guarantee

The Exchange Notes will be guaranteed by Standard Commercial Tobacco on a senior unsecured basis. Standard Commercial Tobacco is one of our wholly owned subsidiaries and one of our primary operating subsidiaries.

Optional Redemption

Except as described below, we cannot redeem the Exchange Notes until April 15, 2008. Thereafter, we may redeem some or all of the Exchange Notes at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Optional Redemption,” plus accrued and unpaid interest to the date of redemption.

Optional Redemption After Public Equity Offerings	At any time (which may be more than once) before April 15, 2007, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more public equity offerings, as long as:

•	we pay 108% of the face amount of the notes, plus interest;

•	we redeem the notes within 90 days of completing the public equity offering; and

•	at least 65% of the aggregate principal amount of the notes issued remains outstanding afterwards.

Change of Control	If we experience a change of control, we must give holders of the Exchange Notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for Exchange Notes you present to us at the time of a change of control, because:

•	we might not have enough funds at that time; or

•	the terms of our debt might prevent us from paying you these amounts.

Asset Sale Proceeds

If we engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business, use the net proceeds to repay borrowings and permanently reduce commitments under our new revolving credit facility or repay other outstanding indebtedness or a combination of such investment and repayment. If we do not use the net cash proceeds for those purposes within the required time period, we must make an offer to purchase a principal amount of the notes equal to the excess net cash proceeds. The purchase price of the notes will be 100% of their principal amount, plus accrued and unpaid interest.

Basic Indenture Provisions	The indenture governing the Exchange Notes contains covenants limiting our (and most or all of our subsidiaries’) ability to:

•	incur additional debt;

•	make restricted payments;

•	pay dividends or distributions on our capital stock or repurchase our capital stock

•	make certain investments;

•	create liens on our assets to secure debt;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions as described under “Description of the Exchange Notes.”

Exchange Offer; Registration Rights

We and the Guarantor agreed to offer to exchange the Initial Notes for a new issue of identical notes registered under the Securities Act of 1933 as evidence of the same underlying obligation of indebtedness. This exchange offer is in satisfaction of that agreement. We and the Guarantor have also agreed to provide a shelf registration statement to cover resales of the Initial Notes in some circumstance. If we fail to satisfy these obligations, we have agreed to pay liquidated damages to holders of the notes under specified circumstances until we satisfy our obligations.

We will pay additional interest on the notes if:

•	the SEC does not declare the registration statement effective on time; or

•	we do not complete the exchange offer by September 29, 2004, which is 180 days from the issue date of the Initial Notes.

If we fail to meet the targets listed above (a registration default) the annual interest rate on the notes will increase by 0.50%. The annual interest rate on the notes will increase by an additional 0.50% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.0% per year over the 8% interest rate. If we correct the registration default, the interest rate on the notes will revert to 8%.

Use of Proceeds	We will not receive any proceeds from the exchange offer. See “Use of Proceeds”.

Listing

We have applied, through our listing agent, to list the Exchange Notes on the Luxembourg Stock Exchange although we cannot assure that the listing will be effected. We do not intend to list the Exchange Notes on any other exchange.

WE ARE NOT ASKING FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

RISK FACTORS

An investment in the Exchange Notes involves a high degree of risk. You should carefully consider the risks described below in addition to all other information provided to you in this prospectus before making an investment in the Exchange Notes. You should also carefully consider the information entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus. The following factors contain forward-looking statements involving risks and uncertainties. Our actual results may differ materially from the results anticipated in these forward-looking statements. See “Forward-Looking Statements”. The term “notes” includes the Initial Notes and the Exchange Notes.

Risks Relating to the Exchange Offer

Holders who fail to exchange their Initial Notes will continue to be subject to restrictions on transfer.

If you do not exchange your Initial Notes for the Exchange Notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your Initial Notes. The restrictions on transfer of your Initial Notes arise because we issued the Initial Notes in a transaction not subject to the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, you may only offer or sell the Initial Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold pursuant to an exemption from those requirements. If you are still holding any Initial Notes after the expiration date of the exchange offer, you will not be entitled to have such Initial Notes registered under the Securities Act or to any similar rights under the registration rights agreement (subject to limited exceptions, if applicable). After the exchange offer is completed, we will not be required, and we do not intend, to register the Initial Notes under the Securities Act. In addition, if you exchange your Initial Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes, you might be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Initial Notes are tendered and accepted in the exchange offer, the trading market, if any, for the Initial Notes would be adversely affected.

Holders must comply with the exchange offer procedures in order to receive freely tradable Exchange Notes.

We will issue the Exchange Notes in exchange for the Initial Notes only after we have timely received your Initial Notes, along with a properly completed and duly executed letter of transmittal and all other required documents. Therefore, if you want to tender your Initial Notes in exchange for Exchange Notes, you should allow sufficient time to ensure timely delivery. Neither the exchange agent nor we are under any duty to give notification of defects or irregularities in the tender of Initial Notes for exchange. The exchange offer will expire at 5:00 p.m., New York City time, on [                    ], 2004, or on a later date and time as we may decide, which date we refer to as the “Expiration Date.”

The Exchange Notes and any Initial Notes outstanding after the exchange offer will vote together as a single class for purposes of determining whether the required percentage of holders have taken actions or exercised rights under the indenture.

Some holders who exchange their Initial Notes may be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

Based on interpretations by the SEC staff set forth in no-action letters issued to third parties, we believe that you may offer for resale, resell and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain limitations. These limitations include that you are not an “affiliate” of our company within the meaning of Rule 405 under the Securities Act, that you acquired your Exchange Notes in the ordinary course of your business and that you have no arrangement with any person to participate in the distribution of those Exchange Notes. However, we have not submitted a no-action letter to the SEC regarding this exchange offer and the SEC might not make a similar determination with respect to this exchange offer. If you are an affiliate of our company, are engaged in or intend to engage in or have any arrangement or understanding with respect to a distribution of the Exchange Notes to be acquired pursuant to the exchange offer, you will be subject to additional limitations. See “The Exchange Offer—Resale of Exchange Notes.”

Risks Related to Our Indebtedness and the Notes

The notes are unsecured and effectively subordinated to our secured debt and the guarantee is effectively subordinated to the secured debt of the guarantor, Standard Commercial Tobacco.

The notes are our senior unsecured obligations and will be effectively subordinated in right of payment to our and the Guarantor’s existing and future secured debt to the extent of the assets securing that debt. The effect of this subordination is that if we or the Guarantor were involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any secured debt, the assets that secure such debt will be available to pay obligations on the notes only after all such secured debt has been paid in full from those assets. As of March 31, 2004, we and the Guarantor had $123.1 million of secured debt outstanding, of which secured debt $33.3 million was paid down on our then outstanding revolving credit facility on April 2, 2004 and $65.1 million was paid off on May 3, 2004 when we redeemed our 8 7/8% senior notes. In addition, subject to the terms of the indenture governing the notes, we will be permitted to borrow significant additional debt, including secured debt in the future. Accordingly, we may not have sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. See “Description of the Exchange Notes.”

Not all of our subsidiaries will guarantee the notes, and your right to receive payments on the notes could be adversely affected if any non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.

Only one of our subsidiaries has guaranteed the notes. In the event that any of our non-guarantor subsidiaries becomes insolvent, liquidates, reorganizes, dissolves or otherwise ceases its corporate existence, holders of that subsidiary’s indebtedness and its creditors will generally be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Because the creditors of our non-guarantor subsidiaries have direct claims on the subsidiaries and their assets, the claims of holders of the notes are structurally subordinated to any existing and future liabilities of our non-guarantor subsidiaries. As of March 31, 2004, assets associated with our non-guarantor subsidiaries were 83.6% of our total assets. As of the same date, our non-guarantor subsidiaries, excluding the discontinued wool operations, had approximately $363.3 million of debt and other liabilities outstanding and approximately $112.1 million of availability under our new revolving credit facility and local lines of credit. On the same date, our two non-guarantor subsidiaries that are borrowers under our new revolving credit facility had access to the $26.4 million of the $112.1 million total availability under our new revolving credit facility to the extent Standard Commercial Tobacco does not use such availability.

We may be unable to generate sufficient cash flow to service our debt, including the notes.

To service our debt, we will require a significant amount of cash. Our ability to generate cash, make scheduled payments or refinance our obligations depends on our successful financial and operating performance. Our financial and operating performance, cash flow and capital resources depend upon prevailing economic conditions and certain financial, business and other factors, many of which are beyond our control. These factors include among others:

•	economic, industry and competitive conditions;

•	operating difficulties, increased operating costs or pricing pressures we may experience; and

•	delays in implementing any strategic projects.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell material assets or operations, obtain additional capital or restructure our debt.

We may be unable to repurchase the notes if we experience a change of control.

If we experience a change of control, the indenture governing the notes requires us to offer to purchase all of the outstanding notes at a price equal to 101% of the principal amount outstanding plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. Our failure to repay holders tendering notes upon a change of control will result in an event of default under the notes. A change of control, or an event of default under the notes, may result in an event of default under our revolving credit facility or the credit lines available to our non-guarantor subsidiaries, which may cause an acceleration of the debt under that facility or those credit lines, requiring us to pay that debt immediately. We may not have funds available to repurchase the notes upon the occurrence of a change of control or to repay our credit facilities. In addition, future debt we incur may limit our ability to repurchase the notes upon a change of control or require us to offer to redeem that debt upon a change of control.

Our subsidiaries hold most of our assets and conduct most of our operations and, except for Standard Commercial Tobacco, they are not obligated to make payments on the notes.

Substantially all of our operations are conducted through our subsidiaries. Therefore, we depend on the cash flow of our subsidiaries to meet our obligations. Our subsidiaries are separate and distinct legal entities and, except for Standard Commercial Tobacco and future subsidiaries that become subsidiary guarantors of the notes, they will have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Because the creditors of our non-guarantor subsidiaries have direct claims on the subsidiaries and their assets, the claims of holders of the notes are structurally subordinated to any existing and future liabilities of our non-guarantor subsidiaries. This means that the creditors of our non-guarantor subsidiaries have priority in their claims on the assets of our subsidiaries over our creditors. In addition, substantial portions of our ordinary course liabilities, including accounts payable and accrued liabilities, as reflected on our consolidated balance sheet at March 31, 2004, were incurred by our subsidiaries. Our operating subsidiaries’ ability to make loans, distributions or other payments to us will depend on their earnings, business, tax considerations and legal and contractual restrictions, which may adversely impact our ability to pay interest and principal due on the notes. As of March 31, 2004, our non-guarantor subsidiaries represented 77.6% of our consolidated revenues, 83.5% of our operating income and 83.6% of our consolidated assets.

Our substantial indebtedness could adversely affect our operations, including our ability to perform our obligations under the notes.

We have and will continue to have a substantial amount of indebtedness. Our substantial indebtedness could have important consequences for you. For example it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund future working capital, capital expenditures, acquisitions and other general corporate purposes;

•	expose us to the risk of increased interest rates, as some of our borrowings will be at variable rates of interest;

•	require us to sell assets to reduce indebtedness or influence our decisions about whether to do so;

•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	restrict us from making strategic acquisitions or pursuing business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness; and

•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds. Failing to comply with those covenants could result in an event of default which, if not cured or waived, could have a material adverse effect on our business, financial condition and results of operations.

Despite our current indebtedness levels, we may still incur substantially more indebtedness, including secured indebtedness. Incurring more indebtedness could intensify the risks described above.

Subject to the restrictions in our new revolving credit facility and the indenture governing the notes, we may incur significant additional indebtedness. Although the terms of our new revolving credit facility and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be substantial. If new debt is added to our current debt levels, the related risks that we now face could increase.

Restrictive covenants in our debt instruments restrict or prohibit our ability to engage in or enter into a variety of transactions, which could adversely affect us.

The indenture governing the notes and our new revolving credit facility contain various restrictive covenants that limit our discretion in operating our business. In particular, these agreements limit our ability to, among other things:

•	incur additional debt;

•	make restricted payments;

•	pay dividends or distributions on our capital stock or repurchase our capital stock;

•	make certain investments;

•	create liens on our assets to secure debt;

•	engage in transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

In addition, our new revolving credit facility requires us to maintain minimum tangible net worth and comply with specific liquidity and interest coverage ratios, borrowing base restrictions and debt limitations. These covenants and ratios could have an adverse effect on our business by limiting our ability to take advantage of financing, merger and acquisition or other corporate opportunities and to fund our operations. A breach of a covenant in our debt instruments could cause acceleration of a significant portion of our outstanding indebtedness. Any future debt could also contain financial and other covenants more restrictive than those imposed under the indenture governing the notes and our new revolving credit facility.

A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments. Upon the occurrence of an event of default under our revolving credit facility or any other debt instrument, the lenders could elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including the notes.

Federal and state fraudulent transfer laws may permit a court to void the guarantee.

The guarantee may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if:

•	we paid the consideration with the intent of hindering, delaying or defrauding creditors; or

•	the Guarantor received less than reasonably equivalent value or fair consideration in return for issuing either the guarantee, and one of the following is also true

•	the Guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee,

•	payment of the consideration left the Guarantor with an unreasonably small amount of capital to carry on the business, or

•	the Guarantor intended to, or believed that we or it would, incur debts beyond our or its ability to pay as they mature.

If a court were to find that the issuance of the guarantee was a fraudulent conveyance, the court could void the payment obligations under the guarantee or further subordinate the guarantee to presently existing and future indebtedness of the guarantor, or require the holders of the notes to repay any amounts received with respect to the guarantee. Further, the voidance of the guarantee could result in an event of default with respect to other debt that could result in acceleration of that debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, were greater than the fair salable value of all its assets; or

•	the present fair salable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not the Guarantor was solvent at the relevant time, or, regardless of the standard that a court uses, that the issuance of the guarantee would not be subordinated to the Guarantor’s other debt. If any of our other subsidiaries guarantee the notes in the future, that guarantee will become subject to the same risks described above. If any guarantee were legally challenged, the challenged guarantee could also be subject to the claim that, because the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could then void the obligations under the guarantee, subordinate it to the applicable guarantor’s other debt or take other action detrimental to the holders of the notes.

If an active trading market does not develop for the Exchange Notes, you may be unable to sell the Exchange Notes or to sell the Exchange Notes at a price that you deem sufficient.

The Exchange Notes will be new securities for which there currently is no established trading market and we cannot be sure if an active trading market will develop for the Exchange Notes. We have applied, through our listing agent, to list the Exchange Notes on the Luxembourg Stock Exchange although we cannot assure that the listing will be effected. We do not intend to list the Exchange Notes on any other exchange. Although we have been informed by the initial purchasers that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue making a market at any time without notice. The Exchange Notes are expected to be made eligible for trading in The Portal Market, a subsidiary of the Nasdaq Stock Market, Inc. The liquidity of, and trading market for the Exchange Notes may also be adversely affected by, among other things:

•	changes in the overall market for high-yield securities;

•	changes in our financial performance or prospects;

•	the prospects for companies in the leaf tobacco industry generally;

•	the number of holders of the Exchange Notes;

•	the interest of securities dealers in making a market for the Exchange Notes; and

•	prevailing interest rates.

Market trading prices for the Exchange Notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market for the Exchange Notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of your Exchange Notes.

Risks Relating to Our Operations

Our financial results will vary according to growing conditions, customer requirements and other factors, which increases the risk of an investment in the notes.

Our ability to pay the principal and interest on the notes will depend on our earnings. Our financial results, particularly the quarterly financial results, might be significantly affected by fluctuations in tobacco growing seasons and crop sizes, which are dependent upon a number of factors, including governmental agricultural programs in some countries, availability of shipping, and the weather and other natural events, such as hurricanes, tropical storms or droughts.

Further, because of the timing and unpredictability of customer requirements, orders and shipments, we keep tobacco in inventory, which increases our risk and results in variations in quarterly and annual financial results. We may from time to time in the ordinary course of business keep a significant amount of processed tobacco in inventory for our customers to accommodate their inventory management and other needs. Sales recognition by us and our subsidiaries is based on the shipment of the product to customers. Because individual shipments may represent significant amounts of revenue, our quarterly and annual financial results might vary significantly depending on our customers’ needs and shipping instructions.

Fluctuations in currency exchange and interest rates could adversely affect our results of operations.

Our business is generally conducted in U.S. dollars, as is the business of the tobacco industry as a whole. However, local country operating costs, including the purchasing and processing costs for tobaccos, are subject to the effects of exchange fluctuations of the local currency against the U.S. dollar. We attempt to minimize such currency risks by matching the timing of our working capital borrowing needs against the tobacco purchasing and processing funds requirements in the currency of the country where the tobacco is grown. Fluctuations in the value of non-U.S. currencies can significantly affect our operating results.

In addition, the devaluation of non-U.S. currencies, particularly Asian and Eastern European currencies, has resulted and might in the future result in reduced purchasing power of customers in these areas. We might incur a loss of business as a result of the devaluation of these currencies now or in the future.

Various of our outstanding interest-bearing instruments are sensitive to changes in interest rates. With respect to our variable-rate debt, as of March 31, 2004, a 10% change in interest rates would have the effect of increasing or decreasing our annual interest expense by approximately $0.8 million.

The shift to direct buying of green tobacco by many of our U.S. customers could have an adverse effect on our results of operations.

Our sales have been and will continue to be affected by the shift to direct contract buying in the United States. Traditionally in the United States, we took ownership of all green tobacco we purchased, then processed and resold that tobacco to our customers. Concurrent with the shift from an auction system to a direct contract buying system in the United States, which began with the 2000 U.S. burley crop, major U.S. customers began purchasing green tobacco directly from the growers. Although we expect that the tobacco purchased directly from growers by our customers will continue to be processed in our U.S. facilities, we no longer take ownership of that tobacco and no longer record revenue associated with its resale. With the shift to direct contract buying, our U.S. sales were negatively impacted in fiscal 2002, 2003 and 2004. We expect to continue to earn and record service revenues for the processing of all such tobaccos for our customers. We do not expect that our gross profit will be materially affected by the shift to direct contract buying by our customers, although sales revenues have been and will continue to be reduced. In addition, although we expect to purchase the majority of our own flue-cured and burley crop requirements through direct contract buying, we will still need to maintain a buying presence in the residual auction markets, which could affect our ability to manage our costs.

Our extension of credit to tobacco growers could have an adverse effect on our financial condition.

We make advances to tobacco growers in many countries to finance their growing of tobacco for sale to us. Crop advances to growers are generally secured by the grower’s agreement to deliver green tobacco. In the event of crop failure, recovery of advances could be delayed until deliveries of future crops or indefinitely. The temporary or permanent loss of these advances to growers could have a material adverse effect on our financial condition or results of operations.

Competition could adversely affect our operating results.

The leaf tobacco industry is highly competitive. We are one of three global competitors in the leaf tobacco industry. Competition among leaf tobacco merchants is based primarily on the prices charged for products and services as well as the merchant’s ability to meet customer specifications in the buying, processing and financing of tobacco. In addition, there is competition in all countries to buy the available tobacco. The loss or substantial reduction of any large or significant customer could have a material adverse effect on our financial condition or results of operations.

Our reliance on a small number of significant customers could adversely affect our results of operations.

Our customers are manufacturers of cigarette and tobacco products in many countries around the world. Several of these customers individually account for a significant portion of our sales in a normal year. Of our sales in fiscal 2004, 2003 and 2002, approximately 62%, 62% and 59%, respectively, represented sales to our five largest customers. In fiscal 2004, 2003 and 2002, one customer accounted for 18%, 16% and 10%, respectively, of our total sales. In addition, tobacco product manufacturers are currently experiencing a period of consolidation, and further consolidation among our customers could decrease our customers’ demand for our leaf tobacco or processing services. The loss of or a substantial reduction in the services provided to any one or more of our customers could have a material adverse effect on our financial condition or results of operations.

We face increased risks of doing business due to the extent of our international operations.

We do business in over 30 countries, many of which do not have stable economies or governments. Our international operations are subject to international business risks, including terrorism, unsettled political conditions, expropriation, import and export restrictions, exchange controls, inflationary economies and currency risks and risks related to the restrictions on repatriation of earnings or proceeds from liquidated assets of non-U.S. subsidiaries. These risks are exacerbated in countries where we have advanced substantial sums or guaranteed local loans or lines of credit in substantial amounts for the purchase of tobacco from growers.

We have expanded our international operations in areas where the export of tobacco has increased due to increased demand for lower priced tobacco. We have significant investments in our purchasing, processing and exporting operations throughout the world, including Argentina, Brazil, Malawi, Zimbabwe, Turkey, Italy and Thailand. In recent years, some of these countries’ economic problems have received wide publicity related to devaluation of the local currency and inflation. While devaluation can affect our purchase costs of tobacco and our processing costs, it has not and is not expected to affect adversely our ability to export tobacco from these countries.

Zimbabwe remains in a period of civil unrest in combination with a deteriorating economy. The government’s forced land resettlement program has caused disruptions to both tobacco and food farm production in Zimbabwe. Should the current political situation continue, we would experience further disruptions and delays associated with our Zimbabwe operations. The volume of the 2004 tobacco crop is projected to decline by approximately 25% in comparison to the prior year crop. If the political situation continues to deteriorate, our ability to recover our assets there could be impaired. Our Zimbabwe subsidiary had long-lived assets of approximately $0.6 million as of March 31, 2004.

Argentina is in a period of political and economic uncertainty. We purchase and process Argentine tobacco for export and we process the domestic Argentine crop requirements of Nobleza Picardo, a subsidiary of British American Tobacco, under a long-term processing contract. We do not foresee any material effects on our operations as a result of Argentina’s current instability. However, we continue to closely monitor events associated with the instability in Argentina and their possible impact on future results.

We do business in countries that have tax regimes in which the rules are not clear or not consistently applied. This is especially true with regard to international transfer pricing. We have not had any significant exposure to date as a result of these risks. However, our results of operations could be adversely impacted by the uncertain and changing nature of these tax regimes.

Our adoption and application of recent standards in financial accounting could negatively affect our earnings, increasing the risk of an investment in the Exchange Notes.

Effective April 1, 2001, we adopted Statement of Financial Accounting Standards, or SFAS, No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. As a result of adoption of SFAS No. 133, we recognize all derivative financial instruments, such as foreign exchange contracts, in our consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. We use forward contracts to mitigate our exposure to changes in non-U.S. currency exchange rates on forecasted transactions. Generally, the effective portion of unrealized gains and losses associated with forward contracts and the intrinsic value of option contracts are deferred as a component of accumulated other comprehensive income until the underlying hedge transactions are reported on our consolidated statement of earnings. We have not used interest rate swaps to mitigate our exposure to changes in interest rates. Changes in the fair values of derivatives not qualifying as hedges are reported in income. As a result of fluctuations in interest rates and volatility in market expectations, the fair market value of hedging instruments can be expected to appreciate or depreciate over time. We plan to continue the practice of economically hedging various components of our debt. However, as a result of SFAS No. 133, such hedging instruments might create volatility in future reported earnings. In accordance with the transition provisions, in fiscal 2002, we recorded a cumulative effect loss adjustment of $2.1 million net of tax in other comprehensive income.

In addition, we adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” effective April 1, 2002. As a result of adoption of SFAS No. 142, we no longer amortize goodwill and intangible assets, which resulted in increased earnings of approximately $1.5 million in fiscal 2003. However, if we determine that there has been a material impairment to goodwill or other intangible assets with indefinite lives, we will recognize the amount of that impairment as a charge to earnings in the applicable reporting period.

Our operations could subject us to significant liability under environmental laws and regulations.

Our operations are subject to a wide variety of U.S. federal, state, local and non-U.S. laws, rules and regulations relating to pollution and protection of the environment, including those governing air emissions, wastewater discharges, storage, treatment and disposal of wastes and remediation of contaminated sites. From time to time our facilities are subject to investigation by governmental regulators. Failure to comply with environmental requirements can result in fines and penalties and in certain cases may impede our ability to operate. Our wool scouring and top making operations involve discharges of significant amounts of wastewater effluent, which could subject us to significant liability, fines and clean-up obligations in the event of non-compliance with applicable requirements, including unpermitted spills. Generally, we would remain liable for any noncompliant discharge even if we sold or terminated these operations. Also, historical practices at our current or former facilities may have resulted in releases of hazardous materials which could give rise to clean-up obligations in the future. We believe we are in material compliance with all applicable environmental requirements and, based on available information, do not anticipate any material environmental costs. However, there can be no assurance that changes in environmental laws and regulations or in their enforcement, or discovery of previously unknown contamination or other liabilities relating to our properties and operations, could not result in material costs and negatively impact our financial condition.

Terrorist attacks on the United States or its allies and their interests at home and abroad, the continuing fear of future attacks and the expansion of hostilities might have unpredictable adverse effects on global economic conditions, the financial markets and our business and results of operations.

The September 11, 2001 terrorist attacks on the United States, the continuing fear of future attacks and the war in Iraq and unrest in the Middle East have caused uncertainty and volatility in the U.S. and international economies and financial markets. Terrorist attacks have been aimed at foreigners, including Americans, and might also be targeted against U.S. businesses operating abroad such as us or U.S. allies. Further terrorist attacks against the United States or U.S. businesses operating outside of the United States may occur, or other hostilities could develop based on the current international situation. We cannot predict what affect the international terrorist threat, including war and other retaliatory measures that have been taken, and those that might be taken in the future, might have on global economic conditions, the financial markets, or on our business and results of operations.

Risks Relating to the Tobacco Industry

Reductions in demand for consumer tobacco products could adversely affect our results of operations.

The tobacco industry continues to face a number of issues that might reduce the consumption of cigarettes and adversely affect our business, sales volume, results of operations, cash flows and financial condition.

These issues, some of which are more fully discussed below, include:

•	governmental actions seeking to make tobacco product manufacturers liable for adverse health effects associated with smoking and exposure to environmental tobacco smoke;

•	smoking and health litigation against tobacco product manufacturers;

•	possible tax increases on consumer tobacco products;

•	current and potential actions by state attorneys general to enforce the terms of the Master Settlement Agreement, or MSA, between state governments in the United States and tobacco product manufacturers;

•	governmental and private bans and restrictions on smoking;

•	actual and proposed price controls and restrictions on imports;

•	restrictions on tobacco product manufacturing, marketing, advertising and sales;

•	the diminishing social acceptance of smoking;

•	increased pressure from anti-smoking groups; and

•	other tobacco product legislation that might be considered or enacted.

Tobacco litigation may reduce demand for our services.

Our primary customers, the leading cigarette manufacturers, face hundreds of lawsuits brought throughout the United States and, to a lesser extent, the rest of the world. The cumulative effect of the lawsuits on our customers could reduce their demand for tobacco from us. These lawsuits have been and continue to be brought by (1) individuals and classes of individuals alleging personal injury, (2) governments (including governmental and quasi-governmental entities in the United States and abroad) seeking recovery of health care costs allegedly caused by cigarette smoking, and (3) other groups seeking recovery of health care expenditures allegedly caused by cigarette smoking, including third-party health care payors, such as unions and health maintenance organizations. Damages claimed in some of the smoking and health cases range into the billions of dollars.

It is not possible to predict the outcome of the litigation pending against the U.S. cigarette manufacturers, or the extent to which these actions might adversely affect our customers, their demand for our products or our business generally. Unfavorable outcomes in pending cases could encourage the commencement of additional litigation. Adverse legislative, regulatory, political and other developments concerning cigarette smoking and the tobacco product industry continue to receive widespread media attention. These developments might negatively affect the perception of potential judges and juries with respect to the tobacco product industry, possibly affecting the outcome of litigation. Although we are not a party to this litigation, determinations that are adverse to the manufacturers could adversely affect their purchases as our customers.

Legislative and regulatory initiatives could reduce consumption of consumer tobacco products and demand for our services.

In recent years, members of the U.S. Congress have introduced legislation, some of which has been the subject of hearings or floor debate, that would subject cigarettes to various regulations under the U.S. Department of Health and Human Services or regulation under the Consumer Products Safety Act, establish antismoking educational campaigns or anti-smoking programs, or provide additional funding for governmental anti-smoking activities, further restrict the advertising of cigarettes, including requiring additional warnings on packages and in advertising, provide that the Federal Cigarette Labeling and Advertising Act and the Smoking Education Act could not be used as a defense against liability under state statutory or common law, allow state and local governments to restrict the sale and distribution of cigarettes, and further restrict certain advertising of cigarettes and eliminate or reduce the tax deductibility of tobacco product advertising. It is not possible to determine the outcome of these regulatory initiatives, or to predict what, if any, other governmental legislation or regulations will be adopted relating to the manufacturing, advertising, sale or use of cigarettes, or to the tobacco industry generally. However, if any or all of the foregoing were to be implemented, our business, volume, results of operations, cash flows and financial condition could be materially adversely affected.

Reports with respect to the harmful physical effects of cigarette smoking have been publicized for many years, and the sale, promotion and use of cigarettes continue to be subject to increasing governmental regulation. Since 1964, the Surgeon General of the United States and the Secretary of Health and Human Services have released a number of reports linking cigarette smoking with a broad range of health hazards, including various types of cancer, coronary heart disease and chronic lung disease, and recommending various governmental measures to reduce the incidence of smoking. The 1988, 1990, 1992 and 1994 reports focus upon the addictive nature of cigarettes, the effects of smoking cessation, the decrease in smoking in the United States, the economic and regulatory aspects of smoking in the Western Hemisphere, and cigarette smoking by adolescents, particularly the addictive nature of cigarette smoking in adolescence.

A number of nations also have taken steps to restrict or prohibit cigarette advertising and promotion, to increase taxes on cigarettes and to discourage cigarette smoking. In some cases, such restrictions are more onerous than those in the United States. For example, advertising and promotion of cigarettes has been banned or severely restricted for a number of years in Australia, Canada, Singapore, some countries of the European Union and other countries. Further, the World Health Organization and its member states are negotiating a proposed Framework Convention for Tobacco Control, which would require signatory nations to enact legislation that would require, among other things: specific actions to prevent youth smoking; restrict or prohibit tobacco product marketing; inform the public about the health consequences of smoking and the benefits of quitting; regulate the content of tobacco products; impose new package warning requirements including the use of pictorial or graphic images; eliminate cigarette smuggling and counterfeit cigarettes; restrict smoking in public places; increase and harmonize cigarette excise taxes; abolish duty-free tobacco sales; and permit and encourage litigation against tobacco product manufacturers. It is impossible to predict the extent to which these and any additional restrictions might affect our business.

Due to the present litigation, regulatory and legislative environment, a substantial risk exists that past growth trends in tobacco product sales might not continue and that existing sales might decline. We cannot predict the extent to which any of these issues might affect our business.

We have been, and continue to be, subject to governmental investigations into, and litigation concerning leaf tobacco industry buying practices.

From time to time, the leaf tobacco industry has been the subject of government investigations regarding trade practices.

In October 2001, the Directorate General—Competition of the European Commission, or the DG Comp, began conducting an administrative investigation of certain selling and buying practices alleged to have occurred within the leaf tobacco industry in some countries within the European Union, including Spain, Italy and Greece. We, through our local subsidiaries, are cooperating fully with the investigation and have discovered and voluntarily disclosed information which tends to establish that a number of leaf dealers, including our subsidiaries, have jointly agreed with respect to green tobacco prices and purchase quantities. In respect of the Spanish investigation, on December 15, 2003, the DG Comp served on 20 entities within the Spanish leaf tobacco industry, including our company and three of our subsidiaries, a Statement of Objections alleging certain infringements of the antitrust laws of the European Union. On March 1, 2004, the DG Comp served a similar Statement of Objections on 11 entities within the Italian leaf tobacco industry, including our company and one of our subsidiaries. We have responded to the Statement regarding the Spanish investigation and to the Statement regarding the Italian investigation and will continue to cooperate in the investigations. Through the Statements, DG Comp intends to impose, where appropriate and probably late in 2004, administrative penalties on the entities it determines have infringed the EC anticompetition laws. We expect to be assessed penalties in the cases and expect that the penalties could be material to our earnings. DG Comp has, however, indicated that there may be mitigating circumstances in both investigations, including our cooperation with the DG Comp. We are currently unable to assess the amount of such penalties, but expect that the mitigating factors could result in a reduction in any penalties imposed.

In February 2001, we were named as a defendant in a class action claim brought on behalf of U.S. tobacco growers alleging that major cigarette manufacturers and certain leaf tobacco merchants violated U.S. antitrust laws by bid-rigging tobacco auctions and conspiring to undermine the tobacco quota and price support program administered by the Federal government. We, along with all but one of the other defendants, entered into a settlement agreement with the plaintiffs which received final approval, and which accorded us a full release from all the claims in exchange for a payment of $7.0 million towards a larger total settlement agreement. On April 22, 2004, the case was settled and the settlement approved by the Court as to the remaining defendant.

Adverse determinations in these or similar proceedings might negatively impact our financial condition and results of operations.

Risks Relating to Our Wool Operations

We might incur charges to earnings as we sell or close our wool operations.

In fiscal 2002, we began the process of selling or closing our wool business. We still have remaining wool operations in France, Germany, the United Kingdom and Chile. We expect to sell these operations by September 30, 2004. Whiled we are currently negotiating with prospective purchasers, there is a risk that these negotiations may fail to result in a sale. Even if an agreement is reached, the sale may result in an additional loss. Likewise, if we are forced to seek new prospective purchasers, we may nave to sell these operations at an additional loss. Although we have estimated losses on disposal totaling $33.3 million, if we do not dispose of these operations as planned, it could result in additional losses on disposition which could materially adversely affect our results of operations.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus discuss our plans and strategies for our business and are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act. The words “anticipate,” “believe,” “estimate,” “expect”, “plan,” “intend” and similar expressions are meant to identify these statements as forward-looking statements, but they are not the exclusive means of identifying them. The forward-looking statements in this prospectus reflect the current views of our management; however, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed or implied by these statements, including:

•	The balance between supply and demand for our products;

•	Unforeseen changes in shipping schedules;

•	Movements in currency exchange rates;

•	Continued consolidation among our tobacco product manufacturer customers;

•	Market, economic, political and weather conditions in the United States and worldwide;

•	Tobacco litigation and governmental investigations; and

•	The other factors discussed in this prospectus.

In evaluating these forward-looking statements, you should specifically consider the risks described above and in other parts of this prospectus, including the sections captioned “Risks Relating to Our Operations,” “Risk Relating to the Tobacco Industry,” and “Risks Relating to Our Wool Operations” under “Risk Factors.” These factors might cause our actual results to differ materially from any forward-looking statement.

THE EXCHANGE OFFER

General

We are offering to exchange up to $150 million in the aggregate principal amount of Exchange Notes for the same aggregate principal amount of Initial Notes. We are making the exchange offer for all of the Initial Notes. Your participation in the exchange offer is voluntary and you should carefully consider whether to accept this offer.

Purpose and Effect of the Exchange Offer

We issued and sold $150 million in principal amount of the Initial Notes on April 2, 2004 in a transaction exempt from the registration requirements of the Securities Act. Because that transaction was exempt under the Securities Act, you may re-offer, resell, or otherwise transfer the Initial Notes only if registered under the Securities Act or if an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

In connection with the issuance of the Initial Notes, we entered into a registration rights agreement. Under the registration rights agreement, we, among other things, agreed to:

•	prepare and file a registration statement with the SEC within 90 days following the original issuance of the Initial Notes for the proposed purpose of exchanging the Initial Notes for notes which have substantially the same terms and have been registered under the Securities Act;

•	use our best efforts to cause the registration statement to become effective within 150 days following the original issuance of the Initial Notes;

•	keep the exchange offer open for at least 30 business days after the date that notice of the exchange offer is mailed to holders of the Initial Notes;

•	use our best efforts to complete the exchange offer within 30 business days, or such longer period as may be required by law, after the effective date of the registration statement;

•	accept for exchange all Initial Notes validly tendered by and not withdrawn in accordance with the terms of the exchange offer set forth in the registration statement; and

•	use our efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

We have filed with the SEC a copy of the registration rights agreement as an exhibit to the registration statement of which this prospectus is a part.

As soon as practicable after the registration statement is declared effective, we will offer the holders of Initial Notes who are not prohibited by any law or policy of the SEC from participating in this exchange offer the opportunity to exchange their Initial Notes for Exchange Notes registered under the Securities Act that are substantially identical to the Initial Notes, except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights and liquidated damages.

If,

•	because of any change in the law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer,

•	the exchange offer is not consummated by September 29, 2004,

•	in certain circumstances, certain holders of unregistered Exchange Notes so request, or

•	in the case of any holder that participates in the exchange offer, such holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of our company or within the meaning of the Securities Act), then in each case, we will promptly deliver to the holders and the Trustee written notice thereof, and, at our sole expense,

•	as promptly as practicable, file a shelf registration statement covering resale of the notes, and

•	use our reasonable best efforts to keep effective the shelf registration statement until the earlier of April 2, 2006, or such time as all of the applicable notes have been sold thereunder.

We will, in the event that a shelf registration statement is filed, provide to each holder copies of the prospectus that is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the notes has become effective and take other actions as are required to permit unrestricted resales of the notes. A holder that sells notes pursuant to the shelf registration statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including indemnification rights and obligations).

In the event that we do not meet the following deadlines set forth in the registration rights agreement with respect to the registration of the Exchange Notes and consummation of the exchange offer, or, if applicable, the shelf registration statement requirements, if applicable, we have agreed to pay to each affected holder of Initial Notes liquidated damages, which we refer to as Additional Interest, of 0.50% per year for the first 90 days increasing by an additional 0.50% per year at the beginning of each subsequent 90-day period:

•	if the registration statement has not been filed by July 1, 2004, Additional Interest shall accrue beginning on the day after July 1, 2004, or, notwithstanding that we have consummated or will consummate the exchange offer, we are required to file a shelf registration statement and the shelf registration statement is not filed when required;

•	if the registration statement is not declared effective by the SEC by August 30, 2004, Additional Interest shall accrue beginning on the day after August 30, 2004, or, notwithstanding that we have consummated or will consummate the exchange offer, if we are required to file a shelf registration statement and the shelf registration statement is not declared effective when required, and

•	if we have not exchanged Exchange Notes for all Initial Notes validly tendered in accordance with the terms of the exchange offer by September 29, 2004, or if applicable, the shelf registration statement has been declared effective but ceases to be effective at any time prior to April 2, 2006, if all notes have not been disposed of thereunder;

provided, however, the Additional Interest rate on the notes may not accrue under more than one of the three events above at any one time and the Additional Interest rate may not exceed at any one time in the aggregate 1.0% per year. Upon satisfaction of the above conditions, Additional Interest shall cease to accrue. Any amounts of Additional Interest due will be payable in cash on the same original interest payment dates as the Initial Notes.

To exchange your Initial Notes for freely transferable Exchange Notes, you will be required to make the following representations:

•	any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in the distribution of the Exchange Notes;

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of our company;

•	you are not a broker-dealer, and you are not engaged in and do not intend to engage in the distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive Exchange Notes for your own account and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	any other representations and warranties required by law.

Resale of Exchange Notes

Based on the interpretations of the SEC staff in no-action letters issued to third parties, we believe that Exchange Notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	you are not an “affiliate” of our company within the meaning of Rule 405 under the Securities Act;

•	the Exchange Notes are acquired in the ordinary course of your business; and

•	you are not participating, do not intend to participate and have no arrangements or understanding with any person to participate in any distribution of the Exchange Notes.

Broker-dealers that acquired Initial Notes directly from us may not rely on the interpretations of the SEC described above. Accordingly, in order to sell their notes, broker-dealers that acquired Initial Notes directly from us must comply with the registration and prospectus delivery requirements of the Securities Act, including being named as a selling security holder in any resale prospectus. If you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Initial Notes and you acquired those notes as a result of market-making activities or other trading activities, you must deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes. Only broker-dealers that acquired Initial Notes as a result of market-making or other trading activities may participate in the exchange offer.

If you do not satisfy the above conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

We do not intend to seek our own no-action letter, and we cannot assure you that the SEC staff would make a similar determination with respect to the Exchange Notes as it has in prior no-action letters issued to other parties. In November 1998, the SEC proposed various changes to the regulatory structure for offerings registered under the Securities Act. The SEC has stated that, if these proposals had been adopted, the SEC staff would have repealed the interpretations set forth in prior no-action letters. We cannot predict whether similar proposals will be adopted or, if they are adopted, when and in what form they will be adopted or what impact any new interpretations would have on this exchange offer.

If an exemption from registration is not available, any noteholder intending to resell Exchange Notes must be covered by an effective registration statement under the Securities Act containing the selling noteholder’s information required by Items 507 and 508 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of Exchange Notes only as specifically described in this prospectus. Please read the section captioned “Plan of Distribution” for more details regarding the transfer of Exchange Notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any Initial Notes properly tendered and not withdrawn prior to the expiration date. We will issue Exchange Notes in principal amount equal to the principal amount of Initial Notes surrendered. Initial Notes may be tendered for Exchange Notes only in integral multiples of $1,000.

The exchange offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

As of the date of this prospectus, $150 million aggregate principal amount of the Initial Notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of Initial Notes. There will be no fixed record date for determining registered holders of Initial Notes entitled to participate in the exchange offer.

We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, and the rules, regulations and interpretations of the SEC. Initial Notes that are not tendered for exchange will remain outstanding and continue to accrue interest, but will not be entitled to the rights and benefits the holders have under the registration rights agreement.

We will be deemed to have accepted for exchange properly tendered Initial Notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us.

If you tender Initial Notes in the exchange offer, you will not be required to pay any applicable brokerage commissions, fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Initial Notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the “—Fees and Expenses” section for more details regarding fees and expenses incurred in the exchange offer.

We will return any Initial Notes that we do not accept for exchange for any reason without expense to their tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

Neither we nor the exchange agent makes any recommendation to holders of the Initial Notes as to whether to tender or refrain from tendering all or any portion of their Initial Notes in the exchange offer. In addition, no one has been authorized to make any recommendation to holders of the Initial Notes. After reading this prospectus and the letter of transmittal and consulting with your advisers, if any, based on your financial position and requirements, you must make your own decision whether to participate in the exchange offer, and, if so, the aggregate amount of Initial Notes to tender.

Expiration Date

The exchange offer will expire at 5:00 p.m., New York City time on [            ], 2004, unless, in our sole and absolute discretion, we extend it.

Extensions, Delays in Acceptance, Termination or Amendment

We expressly reserve the right, at any time or various times, to extend the period of time during which the exchange offer is open. We may delay acceptance of any Initial Notes by giving oral or written notice of the extension to their holders. During any extensions, all Initial Notes previously tendered will remain subject to the exchange offer, and we may accept them for exchange.

In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of Initial Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

If any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied, we reserve the right, in our sole discretion to, by giving oral or written notice to the exchange agent:

•	delay accepting for exchange any Initial Notes;

•	extend the exchange offer; or

•	terminate the exchange offer.

We also reserve the right to amend the terms of the exchange offer.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of Initial Notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly file a post-effective amendment to the registration statement and disclose the amendment by means of a prospectus supplement when the SEC has declared the post-effective amendment effective. The prospectus supplement will be distributed to the registered holders of the Initial Notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during any period of delay.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any Exchange Notes for any Initial Notes, and we may terminate the exchange offer as provided in this prospectus before accepting any Initial Notes for exchange, if in our reasonable judgment:

•	the exchange offer, or the making of any exchange by a holder of Initial Notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

•	any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer; or

•	you do not tender your Initial Notes in compliance with the terms of the exchange offer.

In addition, we will not be obligated to accept for exchange the Initial Notes of any holder that has not made to us the representations described under “—Purpose and Effect of the Exchange Offer” and “—Procedures for Tendering” and “Plan Distribution.”

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any Initial Notes not previously accepted for exchange, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the registered holders of the Initial Notes as promptly as practicable.

These conditions are for our sole benefit and we may assert them in whole or in part at any time or at various times in our sole discretion. If we fail at any time to exercise any of these rights, this failure will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times. If any waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose the waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Initial Notes. In this case, we will extend the exchange offer to the extent required by the Exchange Act to provide holders of Initial Notes the opportunity to effectively consider the additional information and to factor this information into their investment decision.

In addition, we will not accept for exchange any Initial Notes tendered, and will not issue Exchange Notes in exchange for any Initial Notes, if at the time any stop order has been threatened or is in effect with respect to (1) the registration statement of which this prospectus constitutes a part or (2) the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

We currently expect that each of these conditions will be satisfied and that no waiver will be necessary.

Procedures for Tendering

How to Tender Generally

Only a holder of Initial Notes may tender the Initial Notes in the exchange offer. To tender in the exchange offer, a holder must either comply with the automated tender offer program procedures of DTC, as described below, or:

•	complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

•	have the signature on the letter of transmittal guaranteed, if the letter of transmittal so requires; and

•	mail, send by facsimile or otherwise deliver the letter of transmittal to the exchange agent prior to the expiration date.

In addition, either:

•	the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of the Initial Notes into the exchange agent’s account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent’s message; or

•	the holder must comply with the guaranteed delivery procedures, as described below.

The exchange agent must also receive any physical delivery of the letter of transmittal and other required documents at its address provided under “—The Exchange Agent” prior to the expiration date.

A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. Do not send the letter of transmittal to us. You may request your brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

How to Tender if You Are a Beneficial Owner

If you beneficially own Initial Notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder promptly and instruct it to tender on your behalf.

Your Representation to Us

By signing or agreeing to be bound by the letter of transmittal, you represent to us that, among other things:

•	any Exchange Notes that you receive are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in any distribution of the Exchange Notes;

•	you are not a broker-dealer, and you are not engaged in and do not intend to engage in any distribution of the Exchange Notes;

•	if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Initial Notes and you acquired those notes as a result of market-making activities or other trading activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•	you are not an “affiliate,” as defined in Rule 405 of the Securities Act, of our company.

Signatures and Signature Guarantees

You must have signatures on a letter of transmittal or any notice of withdrawal, as described below, guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal, unless the Initial Notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondence in the United States, or an eligible guarantor institution.

If the letter of transmittal or any notes or note powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless waived by us, the parties listed above should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

Tendering Through DTC’s Automated Tender Offer Program

Any financial institution that is a participant in DTC’s system may be able to use DTC’s automated tender offer program to tender. Participants in the program may be able to transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the Initial Notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent’s message to the exchange agent.

The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

•	DTC has received an express acknowledgment from a participant in its automated tender offer program that it is tendering Initial Notes that are the subject of the book-entry confirmation;

•	the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent’s message relating to guaranteed delivery, that the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

•	the agreement may be enforced against the participant.

Determinations Under the Exchange Offer

We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance and withdrawal of tendered Initial Notes. Our determination will be final and binding on all parties. We reserve the absolute right to reject any Initial Notes not properly tendered or any Initial Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Initial Notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of Initial Notes must be cured within the time we determine. Although we intend to notify holders of defects or irregularities with respect to tenders of Initial Notes, neither we, the exchange agent nor any other person is obligated to do so, and no such parties will incur any liability for failure to give the notification. Tenders of Initial Notes will not be deemed made until the defects or irregularities have been cured or waived. Any Initial Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

When We Will Issue Exchange Notes

In all cases, we will issue Exchange Notes for Initial Notes that we have accepted for exchange only after the exchange agent timely receives:

•	Initial Notes or a timely book-entry confirmation of the Initial Notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message; and

•	the exchange offer has expired.

Return of Initial Notes Not Accepted or Excepted

If we do not accept any tendered Initial Notes for exchange for any reason described in the terms and conditions of the exchange offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Initial Notes will be returned without additional expense to their tendering holder. In the case of Initial Notes tendered by book-entry transfer into the exchange agent’s account at DTC according to the procedures described below, the non-exchanged Initial Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will establish an account with respect to the Initial Notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC’s system may make book-entry delivery of Initial Notes by causing DTC to transfer the Initial Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer.

Guaranteed Delivery Procedures

If you wish to tender your Initial Notes but you cannot deliver the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC’s automated tender offer program prior to the expiration date, you may still tender if:

•	the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution;

•	prior to the expiration date, the exchange agent receives from a member firm as described above, either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery;

•	setting forth your name and address, the registered number(s) of your Initial Notes and the principal amount of Initial Notes tendered;

•	stating that the tender is being made thereby;

•	guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile thereof, together with the Initial Notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the close of business, New York time, on the expiration date.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to you if you wish to tender your Initial Notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice of withdrawal at one of the addressees listed below under “—The Exchange Agent;” or

•	you must comply with the appropriate procedures of DTC’s automated tender offer program system.

Any notice of withdrawal must:

•	specify the name of the person who tendered the Initial Notes to be withdrawn; and

•	identify the Initial Notes to be withdrawn, including the principal amount of the Initial Notes.

If Initial Notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Initial Notes and must otherwise comply with the procedures of DTC.

We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any Initial Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

Any Initial Notes that have been tendered for exchange but that are not exchanged for any reason will be credited to an account maintained with DTC for the Initial Notes. This crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn Initial Notes by following one of the procedures described under “—Procedures for Tendering” above at any time on or prior to the expiration date.

The Exchange Agent

SunTrust Bank has been appointed as the exchange agent for the exchange offer. SunTrust Bank also serves as the trustee under the indenture governing the notes. Questions and requests for assistance or additional copies of this prospectus or the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered Mail or Certified Mail:	By Overnight Courier:

SunTrust Bank	SunTrust Bank
Corp Trust Dept; HDQ 5310	Corp Trust Dept; HDQ 5310
919 East Main Street	919 East Main Street
Richmond, Virginia 23219	Richmond, Virginia 23219
Attention: Nancy Harrison	Attention: Nancy Harrison

By Telephone: (804) 782-5726	By Facsimile: (804) 782-7855 (confirm receipt by telephone)

Fees and Expenses

We will bear the expenses of the exchange offer. The offer is being made principally by mail; however, we may make the offer by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the exchange offer and will not make payments to broker-dealers or other soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees, if any, for its services and reimburse it for its related reasonable out-of-pocket expenses.

We will pay the expenses to be incurred in connection with the exchange offer. They include:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	accounting and legal fees and printing costs; and

•	any related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Initial Notes under the exchange offer. If, however, certificates representing Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

If you have any questions regarding transfer taxes, you should consult your legal or tax advisor. In such circumstances, the amount of the transfer taxes will be billed directly to that tendering holder.

Consequences of Failure to Exchange

If you do not exchange your Initial Notes for Exchange Notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the Initial Notes, and the market for secondary resales is likely to be minimal. In general, you may not offer or sell the Initial Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register the Initial Notes under the Securities Act. Unless they are broker-dealers selling under certain circumstances, holders of Initial Notes will no longer have any rights under the registration rights agreement although the Initial Notes will remain outstanding and will continue to accrue interest. Broker-dealers that are not eligible to participate in the exchange offer may have additional rights under the registration rights agreement to facilitate the sale of their Initial Notes.

Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Initial Notes, which is the aggregate principal amount of the Initial Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer.

Note Repurchases

We may in the future seek to repurchase notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We are not required and have no present plans to acquire any notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered notes.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive in exchange the Initial Notes in like principal amounts, which we will cancel. Accordingly, there will not be an increase in our outstanding indebtedness.

The net proceeds from the issuance of the Initial Notes, approximately $143.0 million after deducting the fees and expenses of the offering and those associated with our new revolving credit facility, were used to redeem $65.2 million principal amount of our 8 7/8% senior notes due 2005, to redeem $45.1 million principal amount of our 7¼% convertible subordinated notes due 2007, and to repay a portion of our then outstanding revolving credit facility. The 2005 senior notes were redeemable for a redemption price equal to 101.479% (as of April 2, 2004) of the principal amount thereof, plus accrued and unpaid interest, to the date of redemption, which totaled approximately $1.0 million.

DESCRIPTION OF THE EXCHANGE NOTES

General

The Initial Notes were, and the Exchange Notes will be, issued under an Indenture dated as of April 2, 2004 between us and SunTrust Bank, as trustee (the “Trustee”). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The Exchange Notes will be issued solely in exchange for an equal principal amount of Initial Notes pursuant to the exchange offer. The form and terms of the Exchange Notes will be identical in all material respects to the form and terms of the Initial Notes except that (i) the issuance of the Exchange Notes will have been registered under the Securities Act and (ii) the registration rights and contingent liquidated damages provisions applicable to the Initial Notes are not applicable to the Exchange Notes.

We summarize below the material provisions of the Indenture, but we do not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Exchange Notes. You can obtain a copy of the Indenture in the manner described under the section entitled “Where You Can Find More Information.”

Key terms used in this section are defined under “—Certain Definitions.” When we refer in this section to:

•	the “Company,” we mean Standard Commercial Corporation and not its subsidiaries, and

•	“Notes,” we mean the Initial Notes and the Exchange Notes issued therefor (see “Exchange Offer; Registration Rights”).

Overview of the Notes

The Notes will:

•	be general unsecured senior obligations of the Company;

•	rank equal in right of payment with all other existing and future senior unsecured obligations of the Company;

•	rank senior in right of payment to all future subordinated indebtedness of the Company, if any;

•	be unconditionally guaranteed on a general unsecured senior basis by Standard Commercial Tobacco Co., Inc.;

•	be effectively subordinated to all existing and future indebtedness of all Subsidiaries other than Standard Commercial Tobacco Co., Inc.;

•	initially be issued in an aggregate principal amount of $150 million on the Issue Date; and

•	be unlimited in aggregate principal amount with respect to Notes issued after the initial Issue Date.

The Exchange Notes and the Initial Notes will rank equally.

Methods of Receiving Payments on the Notes

We will issue the Notes in fully registered form in denominations of $1,000 and integral multiples thereof. We will pay principal (and premium, if any) on the Notes at the corporate trust office or agency of the Principal Paying Agent (as defined below) and at the Paying Agent in Luxembourg maintained for such purpose. All payments on the Notes will be made by transfer of immediately available funds to an account of the holder of the Notes (the “Holder”) in accordance with the instructions given by the Holder. At the Company’s option, interest may be paid at the corporate trust office or agency of the Principal Paying Agent and at the Paying Agent in Luxembourg maintained for such purpose or by check mailed to the registered address of Holders.

Any Notes that remain outstanding after the completion of the Exchange Offer contemplated by the Registration Rights Agreement (the “Exchange Offer”), together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

Paying Agent and Registrar for the Notes

The Company will maintain one or more paying agents for the Notes (i) in the Borough of Manhattan, City of New York (the “Principal Paying Agent”), (ii) in London, England or any other money-center city in the European Union or Switzerland and (iii) if the Notes are listed on the Luxembourg Stock Exchange, in Luxembourg (each a “Paying Agent” and, together with the Principal Paying Agent, the “Paying Agents”). The initial Principal Paying Agent is SunTrust Bank, in New York and the initial Paying Agents are The Bank of New York, London Branch, in London and The Bank of New York (Luxembourg) S.A., in Luxembourg.

The Company will also maintain one or more registrars (each a “Registrar”) with offices in the Borough of Manhattan, City of New York and in Luxembourg. The initial Registrars are The Bank of New York in New York and The Bank of New York (Luxembourg) S.A., in Luxembourg. The Registrars will maintain a register reflecting ownership of Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Company.

The Company may change the Paying Agents or Registrars without prior notice to the Holders.

Principal, Maturity and Interest

Notes in an aggregate principal amount of $150.0 million will be issued in this offering. The Notes will mature on April 15, 2012. Additional Notes may be issued from time to time, subject to limitations set forth under “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” Interest on the Notes will accrue at the rate of 8% per annum and will be payable semiannually in cash on each April 15 and October 15, commencing on October 15, 2004 to the persons who are registered Holders at the close of business on the April 1 and October 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Redemption

Optional Redemption. Except as described below, the Notes are not redeemable before April 15, 2008. Thereafter, the Company may redeem the Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on April 15 of the year set forth below:

Year	Percentage
2008	104.000%
2009	102.000%
2010 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

Optional Redemption upon Public Equity Offerings. At any time, or from time to time, on or prior to April 15, 2007, the Company may, at its option, use the net cash proceeds of one or more Public Equity Offerings (as defined below) to redeem up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 108% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that

(1) at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

(2) the Company makes such redemption not more than 90 days after the consummation of any such Public Equity Offering.

“Public Equity Offering” means an underwritten public offering of Qualified Capital Stock of the Company pursuant to a registration statement filed with the SEC in accordance with the Securities Act.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either

(1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a redemption is made with the proceeds of a Public Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

So long as the Notes are listed on the Luxembourg Stock Exchange, and to the extent required by the Luxembourg Stock Exchange, any such notice will be published in Luxembourger Wort and a copy of such notice will be sent to the Luxembourg Stock Exchange.

Guarantee

Standard Commercial Tobacco Co., Inc. (“Standard Commercial Tobacco”) will unconditionally guarantee on a senior unsecured basis to each Holder and the Trustee, the full and prompt performance of the Company’s obligations under the Indenture and the Notes. In addition, certain Restricted Subsidiaries of the Company may be required after the Issue Date to guarantee the Notes in compliance with the covenant described under “—Certain Covenants—Additional Subsidiary Guarantees”. The obligation of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Each Guarantor that makes a payment or distribution shall be entitled to a contribution from each other Guarantor, if any, in an amount pro rata, based on the net assets of each Guarantor, determined in accordance with GAAP.

Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See “Certain Covenants—Merger, Consolidation and Sale of Assets.” In the event all of the Capital Stock of a Guarantor is sold by the Company and the sale complies with all of the terms of the Indenture, the Guarantor’s Guarantee will be released. In addition, if the Company designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the provision of the Indenture, the Guarantee of such Guarantor will be released.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued interest, if any, to the date of purchase.

Within 30 days following the date upon which a Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 45 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing on favorable terms or at all.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to redemption upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the Holders, shareholders or management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders of Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Suspension Period

During the Suspension Period, the provisions of the Indenture described under “Change of Control” and “Certain Covenants Not Applicable During Suspension Period” will not apply. The provisions of the Indenture described under “Certain Covenants Applicable At All Times” will apply at all times so long as any Notes remain outstanding.

“Suspension Period” means the period (a) beginning on the date that:

(1) the Notes have Investment Grade Ratings by both Rating Agencies;

(2) no Default has occurred and is continuing; and

(3) the Company has delivered an officers’ certificate to the Trustee certifying that the conditions set forth in clauses (1) and (2) above are satisfied;

and (b) ending on the date (the “Reversion Date”) that either Rating Agency ceases to have Investment Grade Ratings on the Notes.

During a Suspension Period our Board of Directors may not designate any of our Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary.”

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to and permitted under the Consolidated Fixed Charge Coverage Ratio or one of the clauses set forth in the definition of Permitted Indebtedness (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent any Indebtedness would not be permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or any of the clauses set forth in the definition of Permitted Indebtedness, such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as Permitted Indebtedness under clause (4) of the definition of Permitted Indebtedness and permitted to be Refinanced under clause (14) of the definition of Permitted Indebtedness.

For purposes of calculating the amount available to be made as Restricted Payments under clause (iii) of the first paragraph of the “Limitation on Restricted Payments” covenant, calculations under that clause will be made with reference to the Issue Date as set forth in that clause. Accordingly, Restricted Payments made during the Suspension Period, to the extent not otherwise permitted under clauses (1) through (7) of the second paragraph of the “Limitations on Restricted Payments” covenant, will reduce the amount available to be made as Restricted Payments under clause (iii) and the items specified in subclauses (x) through (z) of clause (iii) that occur during the Suspension Period will increase the amount available to be made as Restricted Payments under clause (iii).

For purposes of the “Limitation on Asset Sales” covenant, on the Reversion Date, the Net Proceeds Offer Amount (as defined under that covenant) will be reset to zero.

Certain Covenants Not Applicable During Suspension Period

Set forth below are summaries of certain covenants contained in the Indenture that will apply at all times except during the Suspension Period.

Limitation on Incurrence of Additional Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Company or any of its Restricted Subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.25 to 1.0 if such Indebtedness is incurred on or prior to April 2, 2006 and greater than 2.50 to 1.0 if such Indebtedness is incurred thereafter.

Notwithstanding the preceding paragraph, the Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness that by its terms (or by the terms of any agreement governing such Indebtedness) is subordinated to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate in right of payment to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company) on or in respect of shares of the Capital Stock of the Company or any of its Restricted Subsidiaries;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any of its Restricted Subsidiaries or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock, other than (i) the exchange of such Capital Stock or any warrants, rights or options to acquire shares of any class of such Capital Stock for Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (ii) in the case of any purchase, redemption or other acquisition or retirement for value of Disqualified Capital Stock or any warrants, rights or options to purchase or acquire shares of any class of such Disqualified Capital Stock, the exchange of such Disqualified Capital Stock or any warrants, rights or options to purchase or acquire Disqualified Capital Stock for Capital Stock or warrants, rights or options to acquire Capital Stock of the Company; provided that if such Capital Stock is Disqualified Capital Stock, such Disqualified Capital Stock does not have a liquidation preference greater than the liquidation preference of the Disqualified Capital Stock being purchased, redeemed or acquired or retired or contain provisions pursuant to which such Disqualified Capital Stock matures or is mandatorily redeemable or is redeemable at the sole option of the holder thereof, in whole or in part, prior to the Disqualified Capital Stock being purchased, redeemed or acquired or retired;

(3) make any principal payment on, purchase, decrease, redeem, prepay or otherwise acquire or retire or decrease for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4) make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing; or

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes if other than in cash, being the Fair Market Value of such property) shall exceed the sum of:

(x) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to April 1, 2004 and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating for such purposes such period as a single accounting period); plus

(y) 100% of the aggregate net cash proceeds received by the Company (including the Fair Market Value of marketable securities) from any Person (other than a Restricted Subsidiary of the Company) from the issue and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Company (including pursuant to a capital contribution but excluding any Qualified Capital Stock issued pursuant to clause (2) of this paragraph and also excluding any net cash proceeds from a Public Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under “Redemption—Optional Redemption Upon Public Equity Offerings”); plus

(z) without duplication of any amounts included in clause (iii)(y) above, an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, interest payments, repayments of loans or advances, or other transfers of cash, in each case to the Company or to any Wholly Owned Restricted Subsidiary of the Company from Unrestricted Subsidiaries (but without duplication of any such amount included in calculating cumulative Consolidated Net Income of the Company), or from redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (in each case valued as provided in the definition of “Investments”), not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary and which was treated as a Restricted Payment under the Indenture.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

(2) if no Default or Event of Default shall have occurred and be continuing, the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) if no Default or Event of Default shall have occurred and be continuing, the payment, purchase, defeasance, redemption, prepayment, acquisition or retirement or decrease of any Subordinated Indebtedness of the Company either

(i) solely in exchange for (A) shares of Qualified Capital Stock of the Company or (B) Subordinated Indebtedness of the Company that has a Weighted Average Life to Maturity and final maturity not earlier than the Weighted Average Life to Maturity and final maturity of the Subordinated Indebtedness being exchanged, or

(ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Restricted Subsidiary of the Company) of (A) shares of Qualified Capital Stock of the Company or (B) Refinancing Indebtedness;

(4) if no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Common Stock of the Company from employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, in an aggregate amount not to exceed the sum of (x) $2.0 million in any calendar year and (y) proceeds received by the Company or any of its Subsidiaries in connection with any “key-man” life insurance policies which are used to make such repurchases; and provided, however, that the cancellation of Indebtedness owing to the Company from members of management of the Company in connection with a repurchase of Common Stock of the Company pursuant to this clause (4) will not be deemed to constitute a Restricted Payment under the Indenture;

(5) repurchases of Capital Stock deemed to occur upon the exercise of stock options if such Capital Stock represents a portion of the exercise price thereof;

(6) if no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, other Restricted Payments in an aggregate amount not to exceed $20 million; and

(7) any payments made in respect of Capital Stock of a Restricted Subsidiary paid to minority holders thereof in connection with pro rata distributions on such Capital Stock to the Company or a Wholly Owned Restricted Subsidiary of the Company.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1) (to the extent the declaration thereof has not previously been included in such aggregate amount), (2), (3)(ii)(A) and (4) shall be included in such calculation.

Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

Limitation on Asset Sales. The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

(2) at least 75% of the consideration received by the Company or the Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined below) and is received at the time of such disposition; provided that the amount of (a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets, and (b) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for the purposes of this provision; and

(3) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 270 days of receipt thereof either;

(a) to (x) repay and permanently reduce the availability of credit under the Credit Agreement or (y) repay and elect to reduce the amount of outstanding Indebtedness permitted to be incurred pursuant to clauses (11) and/or (16) of the definition of Permitted Indebtedness;

(b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in the same or a similar line of business as the Company or the Restricted Subsidiary, as the case may be, as existing on the date of the Indenture or in businesses reasonably related thereto (“Replacement Assets”); provided that the Net Cash Proceeds from an Asset Sale relating to the Company’s tobacco business are used to make an investment in Replacement Assets relating to the tobacco business; provided further that the Net Cash Proceeds of an Asset Sale relating to assets owned directly by the Company or a Guarantor are used to make an investment in Replacement Assets owned directly by the Company or a Guarantor;

(c) to permanently reduce any outstanding Indebtedness of such Restricted Subsidiary to the extent such Restricted Subsidiary is not a Guarantor (and to correspondingly reduce the commitments, if any, with respect thereto); or

(d) a combination of repayment and investment permitted by the foregoing clauses (3)(a), (3)(b) and (3)(c).

On the 271st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (3)(a), (3)(b), (3)(c) and (3)(d) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b), (3)(c) and (3)(d) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or dissolution shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant. The Company or such Restricted Subsidiary, as the case may be, may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $10.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $10.0 million shall be applied as required pursuant to this paragraph).

Notwithstanding the foregoing, the restriction contained in clause (2) of the first paragraph of this covenant shall not apply with respect to any sale, in whole or in part, of assets or Capital Stock of Standard Wool, Inc.

In connection with each Net Proceeds Offer, the Company will send, by first class mail, a notice to each Holder, with a copy to the Trustee, notice of such, within 25 days following the Net Proceeds Offer Trigger Date, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company and any such Restricted Subsidiaries will comply with the requirements of Rule 14e-1 under the Exchange Act and the regulations thereunder and any other securities laws to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to

(a) pay dividends or make any other distributions on or in respect of its Capital Stock;

(b) make loans or advances to or pay any Indebtedness or other obligation owed to the Company or any Restricted Subsidiary of the Company; or

(c) transfer any of its property or assets to the Company or any Restricted Subsidiary of the Company,

except, in each case, for such encumbrances or restrictions existing under or by reason of:

(1) applicable law;

(2) the Indenture, the Notes and any Guarantees;

(3) customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

(4) any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired or any of its subsidiaries;

(5) agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

(6) any encumbrance or restriction with respect to a Restricted Subsidiary that is not a Restricted Subsidiary on the date of the Indenture, which encumbrance or restriction is in existence at the time such person becomes a Restricted Subsidiary or is created on the date it becomes a Restricted Subsidiary;

(7) restrictions on the transfer of assets subject to any Lien permitted under the Indenture imposed by the holder of such Lien;

(8) any agreement or instrument governing the payment of dividends or other distributions on or in respect of Capital Stock of any Person that is acquired;

(9) restrictions under the Credit Agreement;

(10) other Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “Limitation on Incurrence of Additional Indebtedness”; provided that any such restrictions are ordinary and customary with respect to the type of Indebtedness being incurred (under the relevant circumstances);

(11) restrictions on cash or other deposits or net worth imposed by the customers under contracts entered into in the ordinary course of business; or

(12) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (2), (4), (5), (9) or (10) above; provide, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (2), (4), (5), (9) or (10).

Limitation on Preferred Stock of Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company.

Limitations on Transactions with Affiliates. (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions on terms that are fair and reasonable to the Company or such Restricted Subsidiary and are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary.

All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property in excess of $5.0 million shall be approved by the

Board of Directors of the Company, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate payment or other property in excess of $10.0 million, the Company or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and shall provide such opinion to the Trustee together with an Officers’ Certificate setting forth in reasonable detail the facts and circumstances of such transaction or series of related transactions.

(b) The restrictions set forth in clause (a) shall not apply to:

(i) reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(ii) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(iii) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(iv) Restricted Payments permitted by the provisions of the covenant described under “—Limitation on Restricted Payments”; and

(v) transactions permitted by, and complying with, the provisions of the covenant described under “Merger, Consolidation and Sale of Assets.”

Certain Covenants Applicable at All Times

Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly create, incur or assume any Lien (other than Permitted Liens) that secures obligations under any Indebtedness on any asset or property of the Company or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Merger, Consolidation and Sale of Assets. The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person, unless at the time of and after giving effect thereto:

1. either;

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”) (x) shall be a corporation organized and validly existing under the laws of the United States, any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the

Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture, and the Registration Rights Agreement on the part of the Company or such Restricted Subsidiary to be performed or observed;

2. immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately prior to such transaction and (ii) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “Limitation on Incurrence of Additional Indebtedness” covenant; provided, however, that this clause (2) shall not apply during the Suspension Period;

3. immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

4. the Company or the Surviving Entity shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied;

provided, however, that the foregoing restrictions shall not apply to (i) any consolidation or merger of a Restricted Subsidiary of the Company with or into (or sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties, assets or Capital Stock of a Restricted Subsidiary to) the Company or another Restricted Subsidiary of the Company which is a Guarantor or (ii) any consolidation or merger of the Company and an Affiliate of the Company that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The meaning of the phrase “all or substantially all” as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company, and therefore it may be unclear whether the foregoing provisions (or those relating to a Change of Control) are applicable.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company, in accordance with the foregoing, in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “—Limitation on Asset Sales”) will not, and the Company will not cause or permit any Guarantor (other than any

Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “—Limitation on Asset Sales”) to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Company or the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Additional Subsidiary Guarantees. The Company will not permit any of its Restricted Subsidiaries to guarantee or secure through the granting of Liens the payment of any Indebtedness (other than Indebtedness secured by Permitted Liens) of the Company or any Guarantor, unless such Restricted Subsidiary is a Guarantor. Any Restricted Subsidiary (other than any existing Guarantor) may execute and deliver a supplemental indenture (and shall deliver such legal opinions and other documents as are required by the Indenture) evidencing its Guarantee of the Notes in order to facilitate a transaction which would otherwise be prohibited by the foregoing restriction. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

Reports to Holders. The Company shall furnish to the Trustee and Holders of the Notes all annual and quarterly financial information and all current reports that the Company is required to file with the SEC under the Exchange Act (or similar reports in the event that the Company is not at the time required to file such reports with the SEC). In addition, even if the Company is entitled under the Exchange Act not to furnish such information to the SEC or the Holders of the Notes, it will nonetheless continue to furnish such information to the SEC (to the extent the SEC is accepting such reports) and Holders of the Notes. The Company will also comply with the other provisions of TIA § 314(a). The Company will also make available to the Trustee, Holders of the Notes and any prospective purchaser of Notes designated by any Holder of Notes, the information set forth in Rule 144A(d)(4) under the Securities Act for so long as any Notes are outstanding.

All reports referred to in this section will be available in London and Luxembourg at the offices of the respective Paying Agents and transfer agents.

Payments for Consent. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Conduct of Business. The Company and its Restricted Subsidiaries will not engage in any businesses which are not the same, similar, ancillary, complementary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest or Additional Interest, if any, on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal or premium on any Notes, when such principal or premium becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3) a default in the observance or performance of the covenants described under “Certain Covenants Not Applicable During Suspension Period—Limitation on Preferred Stock of Restricted Subsidiaries,” “Certain Covenants Applicable at All Times—Merger, Consolidation and Sale of Assets” or “—Conduct of Business.”

(4) a default in the observance or performance of any other covenant or agreement contained in the Indenture which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(5) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $10.0 million or more at any time;

(6) one or more judgments in an aggregate amount in excess of $10.0 million (unless covered by insurance by a reputable insurer as to which the insurer has acknowledged coverage or as to which the Company or such Restricted Subsidiary is fully indemnified and the indemnifying party has acknowledged its obligations in respect of such indemnity) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(7) certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries; or

(8) any of the Guarantees of a Significant Subsidiary of the Company ceases to be in full force and effect or any of the Guarantees of a Significant Subsidiary of the Company is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid, in each case, by a court of competent jurisdiction in a final non-appealable judgment, or any of the Guarantors that is a Significant Subsidiary of the Company denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest, premium, if any, interest and any other monetary obligations on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable; provided that if prior to the delivery of any such “notice of acceleration” with respect to an Event of Default specified in clause (5) above, any such payment default or acceleration relating to such other Indebtedness shall have been cured or rescinded, as the case may be, or such Indebtedness has been discharged in a manner consistent with the terms of the Indenture within 30 days of such default or acceleration, as the case may be, then such Event of Default specified in clause (5) shall be deemed cured for all purposes of the Indenture. If an Event of Default with respect to the Company specified in clause (7) above occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (7) of the description above of Events of Default, the Trustee shall have received an officers’ certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest or Additional Interest, if any, on any such Note held by a non-consenting Holder.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an officers’ certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than any Default or Event of Default with respect to the Indenture resulting from the incurrence of Indebtedness, all or a portion of which will be used to defease the Notes concurrently with such incurrence) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any of the Guarantors or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or any of the Guarantors or others;

(7) the Company shall have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Company shall have delivered to the Trustee an opinion of counsel in the United States (subject to customary exceptions) to the effect that (a) the trust funds will not be subject to any rights of holders of Indebtedness, including, without limitation, those arising under the Indenture and (b) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, any Guarantors and the Trustee, without the consent of the Holders, may amend the Indenture for certain specified purposes, including, without limitation, (i) curing ambiguities, defects or inconsistencies and (ii) other changes so long as any such change does not adversely affect the rights of any of the Holders in any material respect. Other modifications and amendments of the Indenture may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of premium, if any, interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of premium, if any, principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto after a Change of Control has occurred or the subject Asset Sale has been consummated;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

(8) release any Guarantor that is a Significant Subsidiary of the Company from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

The Indenture, the Notes and any Guarantees will be governed by, and construed in accordance with, the laws of the State of New York. Matters relating to the due authorization of the Notes and the Guarantee will be governed by the laws of the State of North Carolina.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Please refer to the Indenture for the full definition of each term defined below, as well as any other terms used in this section for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Asset Acquisition” means (a) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (b) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company of (a) any Capital Stock of any Restricted Subsidiary of the Company, (b) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary or (c) any other property or assets of the Company or any Restricted Subsidiary of the Company, other than in the ordinary course of business; provided, however, that Asset Sales shall not include (i) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $5.0 million, (ii) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under “Merger, Consolidation and Sale of Assets,” (iii) any disposition of assets or property not in the ordinary course of business to the extent such property or assets are obsolete, worn out or no longer useful in the Company’s or any Restricted Subsidiary’s business, (iv) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind, (v) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (vi) the factoring of accounts receivable arising in the ordinary course of business pursuant to arrangements customary in the region, (vii) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property and (viii) any dividend, distribution, investment or payment made pursuant to the first or second paragraph of the covenant described under “Certain Covenants Not Applicable During Suspension Period—Limitation on Restricted Payments.”

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the secretary, an assistant secretary or director of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2) with respect to any Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as finance lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Rating Agency;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, or, in each case, the equivalent successor rating;

(4) certificates of deposit or bankers acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above;

(6) in the case of any Foreign Restricted Subsidiary, Investments (a) in direct obligations of the sovereign nation (or any agency thereof) in which such foreign Restricted Subsidiary is organized or is conducting a substantial amount of business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (b) of the type and maturity described in clauses (1) through (5) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (c) of the type and maturity described in clauses (1) through (5) above of foreign obligors (or the parents of such obligors), which Investments or obligors (or the parents of such obligors), are not rated as provided in such clauses or in clause (6)(b) but which are, in the reasonable judgment of the Company, comparable in investment quality to such Investments and obligors (or the parents of such obligors); and

(7) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) (other than to a Wholly Owned Restricted Subsidiary);

(2) the approval by the holders of the Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) the acquisition in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any Person or Group (other than Permitted Holders), of any securities of the Company such that, as a result of such acquisition, such Person, or Group either (a) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, at least 30% of the Company’s then outstanding voting securities entitled to vote on a regular basis for the Board of Directors of the Company, or (b) otherwise has the ability to elect, directly or indirectly, a majority of the members of the Company’s Board of Directors, including without limitation by the acquisition of proxies for the election of directors; or

(4) the replacement of a majority of the Board of Directors of the Company over a two-year period from the directors who constituted the Board of Directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Company then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby, (a) all income taxes of such Person and its Restricted Subsidiaries accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business), (b) Consolidated Interest Expense and (c) Consolidated Non-cash Charges less (x) any non-cash items increasing Consolidated Net Income, for such period and (y) all cash payments during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition of Asset Acquisition (including the Incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

(2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

(3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest included in cost of goods sold (but excluding capitalized interest included in inventory held by the Person at the end of the period) and (d) the interest portion of any deferred payment obligation; plus

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

(a) after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(b) after-tax items classified as extraordinary or nonrecurring gains and losses or classified as exceptional gains and losses to the extent they would be classified as extraordinary or nonrecurring under GAAP;

(c) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise other than to the extent that such restrictions are permitted pursuant to the covenant under “Certain Covenants Not Applicable During Suspension Period—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries”;

(d) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(e) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(f) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(g) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

(h) one time non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction.

“Consolidated Net Worth” means, with respect to any Person as of any date, the sum of:

(1) the consolidated equity of the common stockholders of such person and its consolidated Subsidiaries as of such date; plus

(2) the respective amounts reported on such Person’s balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Capital Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock;

less

(3) all write-ups subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person (other than purchase accounting adjustments made, in connection with any acquisition of any entity that becomes a consolidated Subsidiary of such Person after the date of the Indenture, to the book value of the assets of such entity);

(4) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments); and

(5) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Tangible Net Worth” means, with respect to any Person as of any date, the sum of (1) Consolidated Net Worth, minus (2) the amount of such Person’s intangible assets at such date, including, without limitation, goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), capitalized expenses, patents, trademarks, trade names, copyrights, franchises, licenses and deferred charges (such as, without limitation, unamortized costs and costs of research and development), all determined for such Person on a consolidated basis in accordance with GAAP, plus (3) translation adjustments as determined under FASB 52.

“Credit Agreement” means the Credit Agreement, dated May 5, 1995, among the Company and certain of its subsidiaries as borrowers thereunder, Deutsche Bank A.G. as lead bank and the other lenders thereunder

(including any guarantee agreements and related security documents), in each case as such agreements or documents may be amended (including any amendment, restatement or restructuring thereof), supplemented or otherwise modified or replaced from time to time, including one or more agreements, extending the maturity of, refunding, refinancing, increasing the amount available under or replacing in whole or in part such agreement or document or any successor or replacement agreement or document and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a customarily defined change of control), in whole or in part, on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary of the Company incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Notes” means debt securities of the Company with terms substantially identical to the Notes in exchange for an equal amount of Notes pursuant to an Exchange Offer.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. In the absence of an established market or readily determinable price for the type of asset that is the subject of the transaction, and when the value of such asset, individually or in the aggregate, is in excess of $10.0 million, Fair Market Value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Restricted Subsidiary.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the Issue Date, including without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

“Guarantee” means a guarantee of the Notes by a Guarantor.

“Guarantors” means Standard Commercial Tobacco Co., Inc. and any Restricted Subsidiary of the Company executing a supplemental indenture evidencing its Guarantee of the Notes subsequent to the Issue Date; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Indebtedness” means (without duplication) with respect to any Person:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness of any other Person of the type referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the Obligation so secured;

(8) all Obligations under currency agreements and interest swap agreements of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed redemption price or repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a nationally recognized firm which, in the judgment of the Board of Directors of the Company, is independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Inventory” means, as of any date, all inventory of the Company and any of its Restricted Subsidiaries, wherever located, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Investment” means, with respect to any Person, any direct or indirect loan, advance or other extension of credit (including, without limitation, a guarantee (other than any guarantee which is made in compliance with the provisions of “Certain Covenants Not Applicable During Suspension Period—Limitation on Incurrence of Additional Indebtedness”) or capital contribution (by means of any transfer of cash or other property (valued at the Fair Market Value thereof as of the date of transfer) to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person, and all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP. Notwithstanding the foregoing, “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the “Limitation on Restricted Payments” covenant, (i) “Investment” shall include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, but reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, at least 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Investment Grade Rating” means (1) with respect to S&P, any of the rating categories from and including AAA to and including BBB- and (2) with respect to Moody’s, any of the rating categories from and including Aaa to and including Baa3 or, in each case, the equivalent successor rating.

“Issue Date” means the date of original issuance of the Notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(a) out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions and relocation expenses) and transmission costs (including foreign exchange costs) in transferring money from the disposing entity) to an entity making a prepayment required under the Indenture;

(b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(c) repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; and

(d) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Advances on Purchases of Tobacco” means loans, advances, extensions of credit and guarantees made by the Company or any or its Restricted Subsidiaries to growers and other suppliers of tobacco (including Affiliates) and tobacco growers’ cooperatives, whether short-term or long-term, in the ordinary course of business to finance the growing or processing of tobacco only to the extent that the aggregate principal amount of such loans, advances, extensions of credit and guarantees outstanding at any time to any Person and such Person’s Affiliates does not exceed 20% of the Consolidated Tangible Net Worth of the Company for the most recently ended fiscal quarter for which internal financial statements are available.

“Permitted Holders” means Mr. Ery W. Kehaya, his immediate family (including grandchildren) and their spouses, as well as trusts or similar entities for the benefit of any of the foregoing.

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes, the Indenture and any Guarantees in an aggregate principal amount of $150.0 million;

(2) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under the Credit Agreement (and the incurrence by Restricted Subsidiaries of the Company of guarantees thereof) in an aggregate principal amount at any time outstanding (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $200 million, less the aggregate amount of all Net Cash Proceeds of Asset Sales applied to permanently reduce the outstanding amount of such Indebtedness (and to correspondingly reduce the commitments, if any, with respect thereto) pursuant to the covenant described under the caption “Certain Covenants Not Applicable During Suspension Period—Limitation on Asset Sales”;

(3) the incurrence by Foreign Restricted Subsidiaries of Indebtedness for working capital purposes in an aggregate principal amount at any time outstanding not to exceed $250.0 million;

(4) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness to the extent outstanding under clauses (2) and (3) above) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(5) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding not to exceed the sum of (a) 85% of Inventory, plus (b) 85% of Receivables, plus (c) 85% of outstanding Permitted Advances on Purchases of Tobacco, less the sum of any amounts then outstanding under clauses (1), (2), (3) and (4) of this definition;

(6) Interest Swap Obligations of the Company and its Restricted Subsidiaries; provided that such Interest Swap Obligations are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the Indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(7) Indebtedness under Currency Agreements; provided that (x) in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder and (y) in the case of Currency Agreements which do not relate to Indebtedness, such Currency Agreements are entered into for the purpose of hedging currency fluctuation risks associated with the operation of the businesses of the Company and its Restricted Subsidiaries and are not entered into for speculative purposes;

(8) Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor, in each case, subject to no Lien held by a

Person other than the Company, a Guarantor, the lenders under the Credit Agreement or the Holders of the Notes; provided that if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or any Person other than the Company, a Guarantor, the lenders under the Credit Agreement or the Holders of the Notes holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

(9) Indebtedness of the Company to a Guarantor for so long as such Indebtedness is held by a Guarantor, in each case subject to no Lien; provided that (a) any Indebtedness of the Company to a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and (b) if as of any date any Person other than a Guarantor owns or holds any such Indebtedness or any Person (other than the lenders under the Credit Agreement) holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Company;

(10) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(11) Indebtedness in respect of Capitalized Lease Obligations and/or Purchase Money Indebtedness in an aggregate principal amount for all such Indebtedness incurred pursuant to this clause (11) not to exceed $15.0 million at any one time outstanding;

(12) Indebtedness arising from agreements of the Company or a Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn out or other similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary of the Company, other than guarantees of indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition; provided that the maximum assumable liability in respect of all such indebtedness shall at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13) Obligations in respect of performance and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary of the Company in the ordinary course of business;

(14) Refinancing Indebtedness;

(15) guarantees by the Company and its Restricted Subsidiaries of each other’s Indebtedness; provided that such Indebtedness is permitted to be incurred under the Indenture and such guarantee is permitted to be incurred under the covenant described under “Certain Covenants Applicable at All Times—Additional Subsidiary Guarantees”; and

(16) additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $20.0 million at any one time outstanding.

“Permitted Investments” means without duplication, each of the following:

(1) Investments existing on the Issue Date;

(2) Investments by the Company or any Restricted Subsidiary of the Company in the Company or in any Person that is or will become (as soon as practicable) after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of Company;

(3) Investments in the Company or any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and the Indenture and any Guarantor’s obligations under its Guarantee;

(4) Investments in cash and Cash Equivalents;

(5) loans and advances to employees and officers of the Company and its Restricted Subsidiaries in the ordinary course of business not in excess of $2.0 million at any one time outstanding;

(6) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(7) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(8) Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(9) Investments made in the ordinary course of business in export notes, trade credit assignments, bankers’ acceptances, guarantees and instruments of a similar nature issued in connection with the financing of international trading transactions by (a) any commercial bank or trust company (or any Affiliate thereof) organized under the laws of the United States of America, any state thereof, or the District of Columbia having capital and surplus in excess of $100,000,000 or (b) any international bank of recognized standing ranking among the world’s 300 largest commercial banks in terms of total assets;

(10) any Permitted Advances on Purchases of Tobacco;

(11) Investments made in any Person, not to exceed 10% of Consolidated Tangible Net Worth for the most recently ended fiscal quarter for which internal financial statements are available, engaged in the business of distributing and/or processing of leaf tobacco or a business the same, similar or reasonably related thereto in which the Company (either directly or through one or more Restricted Subsidiaries) after such Investment owns at least 10% of the equity interests of such Person and the Company (or a Restricted Subsidiary, as applicable), and has the contractual right to purchase or process tobacco from such Person; and

(12) additional Investments in any Person engaged in the business of distributing and/or processing of leaf tobacco or a business the same, similar or reasonably related thereto in an amount not to exceed $25.0 million in the aggregate at any one time outstanding.

“Permitted Liens” means the following types of Liens:

(1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business;

(3) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, pensions and other types of social security;

(4) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded;

(5) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole;

(6) any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred under the Indenture; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(7) purchase money Liens to finance property or assets of the Company or any Restricted Subsidiary of the Company acquired in the ordinary course of business; provided, however, that (a) the related Purchase Money Indebtedness is permitted to be incurred under the Indenture and shall not exceed the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary of the Company other than the property and assets so acquired and additions and accessions thereto and proceeds therefrom and (b) the Lien securing such Indebtedness shall be created within 90 days of such acquisition;

(8) Liens given to secure Indebtedness described under and permitted by clause (2), (3), (4) or (5) of the definition of “Permitted Indebtedness” (provided that during any Suspension Period, such Liens are permissible to the extent such Indebtedness would have been permitted under such clauses if the covenant “Limitation on Incurrence of Additional Indebtedness” were then in effect);

(9) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10) Liens encumbering deposits, including operating lease deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Subsidiaries, including rights of offset and set-off;

(11) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12) Liens securing Indebtedness under Currency Agreements;

(13) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that (a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and (b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(14) leases or subleases granted to others not interfering in any material respect with the business of the Company or any Restricted Subsidiary;

(15) any interest or title of a lessor in the property subject to any lease, whether characterized as capitalized or operating, other than any such interest or title resulting from or arising out of a default by the Company or any Restricted Subsidiary of its obligations under such lease;

(16) Liens arising from filing UCC financing statements for precautionary purposes in connection with true leases of personal property that are otherwise permitted under the Indenture and under which the Company or any Restricted Subsidiary is lessee; and

(17) Liens in favor of the Trustee and any substantially equivalent Lien granted to any trustee or similar institution under any indenture governing Indebtedness permitted to be incurred or outstanding under the Indenture.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company or its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price or the cost of installation, construction or improvement of any property.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Rating Agency” means each of (a) S&P and (b) Moody’s or their respective successors.

“Receivables” means, as of any date, all accounts receivable of the Company and its Restricted Subsidiaries arising out of the sale of Inventory in the ordinary course of business, valued in accordance with GAAP and shown on the balance sheet of the Company for the quarterly period most recently ended prior to such date for which financial statements of the Company are available.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clause (2), (3), (5), (6), (7), (8), (9), (10), (11), (12), (13), (15) or (16) of the definition of “Permitted Indebtedness”), in each case that does not (1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing) or (2) in any case where Indebtedness that is being Refinanced was long-term Indebtedness, create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date, among the Company, the Guarantor and the Initial Purchasers.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary and shall include, on the Issue Date, every Subsidiary of the Company.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the United States Securities Act of 1933, as amended, or any successor statute or statutes.

“Significant Subsidiary”, with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary” of any Person means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that (x) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant and (y) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (x) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, (y) such designation is at that time permitted under “Limitation on Restricted Payments” above and (z) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a Foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Restricted Subsidiary of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Except as described in the next paragraph, the Exchange Notes initially will be represented by one or more permanent global certificates in definitive, fully registered form (each a “Global Note”). Upon issuance, each Global Note will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (“DTC”) and registered in the name of a nominee of DTC.

If a holder tendering Initial Notes so requests, such holder’s Exchange Notes will be issued as described below under “Certificated Securities” in registered form without coupons (each a “Certificated Security”).

Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the Exchange Notes.

Payments of the principal of, premium (if any), interest (including Additional Interest) on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We, the trustee and any paying agent will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, interest (including Additional Interest) on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors.”

DTC has advised us of the following facts. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of DTC or its nominee.

Neither we nor the Trustee shall be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the related Exchange Notes and we and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued.

Clearstream, Luxembourg and Euroclear

Links have been established among DTC, Clearstream, Luxembourg and Euroclear, which are two European book-entry depositaries similar to DTC, to facilitate the issuance of the Global Notes sold to holders of Initial Notes outside of the United States and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform these procedures, and these procedures may be modified or discontinued at any time.

Clearstream, Luxembourg and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the total ownership of each of the U.S. agents of Clearstream, Luxembourg and Euroclear, as participants in DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream, Luxembourg participant or a Euroclear participant, the purchaser must send instructions to Clearstream, Luxembourg or Euroclear through a participant at least one day prior to settlement. Clearstream, Luxembourg or Euroclear, as the case may be, will instruct its U.S. agent to receive the Global Notes against payment. After settlement, Clearstream, Luxembourg or Euroclear will credit its participant’s account. Credit for the Global Notes will appear on the next day, European time.

Because settlement is taking place during New York business hours, DTC participants will be able to employ their usual procedures for sending Global Notes to the relevant U.S. agent acting for the benefit of Clearstream, Luxembourg or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream, Luxembourg or Euroclear participant wishes to transfer notes to a DTC participant, the seller will be required to send instructions to Clearstream, Luxembourg or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream, Luxembourg or Euroclear will instruct its U.S. agent to transfer these Global Notes against payment for them. The payment will then be reflected in the account of the Clearstream, Luxembourg or Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream, Luxembourg or Euroclear participant’s account will instead be valued as of the actual settlement date.

You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream, Luxembourg and Euroclear on the days when those clearing systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences there might be problems with completing transactions involving Clearstream, Luxembourg and Euroclear on the same business day as in the United States.

Certificated Securities

Certificated Securities shall be issued in exchange for beneficial interests in the Global Notes (i) if requested by a holder of such interests or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by us within 90 days.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion summarizes material U.S. federal income and, for certain non-U.S. foreign persons, estate tax aspects of the purchase, ownership and disposition of the notes. This discussion is a summary for general information only and does not consider all aspects of U.S. federal income tax that may be relevant to the purchase, ownership and disposition of the notes. This discussion also does not address the U.S. federal income tax consequences of ownership of notes not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or non-U.S. currency;

•	tax-exempt entities;

•	banks;

•	thrifts;

•	insurance companies;

•	persons that hold the notes as part of a “straddle,” a “hedge” against currency risk or a “conversion transaction;”

•	persons that have a “functional currency” other than the U.S. dollar;

•	pass-through entities (e.g., partnerships and grantor trusts) or investors who hold the notes through pass-through entities; and

•	U.S. expatriates.

In addition, this discussion is limited to the U.S. federal income tax consequences to initial holders that purchased the Initial Notes for cash, at their original issue price, and that receive Exchange Notes in exchange for their Initial Notes in the exchange offer. It does not describe any tax consequences arising out of the tax laws of any state, local or non-U.S. jurisdiction.

If an entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding any notes, you should consult your tax advisor.

This discussion is based upon the Code, regulations of the Treasury Department, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change (possibly on a retroactive basis). We have not and do not intend to seek any rulings or opinions from the IRS or counsel regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes which are different from those discussed below.

Persons considering participating in the exchange offer and receiving Exchange Notes in exchange for their Initial Notes should consult their own advisors concerning the application of U.S. federal tax laws, as well as the laws of any state, local or non-U.S. taxing jurisdiction, to their particular situations.

Exchange Offer

The exchange of the Initial Notes for Exchange Notes pursuant to the exchange offer should not be treated as an “exchange” because the Exchange Notes should not be considered to differ materially in kind or extent from the Initial Notes. Rather, the Exchange Notes received by a holder of the Initial Notes should be treated either (1) as a continuation of the Initial Notes in the hands of such holder or (2) as an exchange of debt securities on which no gain or loss is recognized. In either case, as a result:

•	you should not recognize taxable gain or loss when you receive Exchange Notes in exchange for Initial Notes;

•	your holding period for the Exchange Notes should include your holding period for the Initial Notes; and

•	your basis in the Exchange Notes should equal your basis in the Initial Notes.

U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a “U.S. holder,” which means a beneficial owner of a note that is:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation for U.S. federal income tax purposes created or organized under the laws of the United States or any of its political subdivisions;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources; or

•	a trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (ii) the trust was treated as a domestic trust on August 19, 1996 and has a valid election in place under applicable Treasury Department regulations to be treated as a domestic trust.

The U.S. federal income tax consequences relevant to a holder other than a U.S. holder are discussed separately below.

Taxation of Stated Interest. You must generally pay U.S. federal income tax on the interest on the notes:

•	when it accrues, if you use the accrual method of accounting for U.S. federal income tax purposes; or

•	when you receive it, if you use the cash method of accounting for U.S. federal income tax purposes.

Registration Default and Repurchase. As described elsewhere in this prospectus, we will pay liquidated damages on the notes if a registration statement for the Exchange Notes does not become effective within the required time period. In addition, as described elsewhere in this prospectus, we may under some circumstances be required to repurchase notes. Based on our current expectations, the likelihood that we will be required to pay such liquidated damages or repurchase notes is remote. Accordingly, we intend to take the position that such contingent payments do not, as of the issue date, cause the notes to have original issue discount and do not affect the yield to maturity or the maturity date of the notes. You may not take a contrary position unless you disclose your contrary position in the proper manner to the IRS.

You should consult your tax advisor with respect to such contingent payments. If, contrary to our expectations, we pay such liquidated damages, you will be required to recognize additional interest income. In addition, if, contrary to our expectations, the IRS takes the position that the contingent payments were not remote as of the issue date, the amount and timing of income inclusion and the character of income recognized may be different from the consequences discussed herein.

Sale or Other Taxable Disposition of the Notes. You must recognize taxable gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note. The amount of your gain or loss equals the amount you receive for the note (in cash or other property, valued at fair market value), minus the amount attributable to accrued interest on the note, minus your adjusted tax basis in the note. Your adjusted tax basis in a note generally will equal the price you paid for the note.

Any such gain or loss on a taxable disposition of a note as described in the foregoing paragraph will generally constitute capital gain or loss and will be long-term capital gain or loss if you hold such note for more than one year.

Information Reporting and Backup Withholding. U.S. holders of notes may be subject, under certain circumstances, to information reporting and backup withholding on cash payments of principal, premium, if any, and interest and on the gross proceeds from dispositions of notes. Backup withholding applies only if the U.S. holder:

•	fails to furnish its social security or other taxpayer identification number within a reasonable time after a request for such information;

•	furnishes an incorrect taxpayer identification number;

•	has been notified by the IRS that it is subject to backup withholding for failing to properly report interest or dividends; or

•	fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to backup withholding.

Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit, and may entitle such holder to a refund, against such U.S. holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. holders of notes should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

We will furnish annually to the IRS, and to record holders of the notes to whom we are required to furnish such information, information relating to the amount of interest paid and the amount of tax withheld, if any, with respect to payments on the notes.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a note that is neither a U.S. holder nor an entity taxable as a partnership (a “non-U.S. holder”).

Subject to the discussion of backup withholding below, payments of interest on a note to any non-U.S. holder will generally not be subject to U.S. federal income or withholding tax, provided that:

•	the holder is not:

•	an actual or constructive owner of 10% or more of the total voting power of all our voting stock;

•	a controlled non-U.S. corporation related (directly or indirectly) to us through stock ownership; or

•	a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest payments are not effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States; and

•	we or our paying agent receives:

•	from the non-U.S. holder, a properly completed Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) under penalties of perjury, which provides the non-U.S. holder’s name and address and certifies that the non-U.S. holder of the note is a non-U.S. holder; or

•	from a security clearing organization, bank or other financial institution that holds the notes in the ordinary course of its trade or business (a “financial institution”) on behalf of the non-U.S. holder, certification under penalties of perjury that such a Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) has been received by it, or by another such financial institution, from the non-U.S. holder, and a copy of the Form W-8BEN (or substitute Form W-8BEN or the appropriate successor form) is furnished to the payor.

A non-U.S. holder that does not qualify for exemption from withholding under the preceding paragraph generally will be subject to withholding of U.S. federal income tax.

If the payments of interest on a note are effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States, such payments will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if paid to corporate holders, may also be subject to a 30% branch profits tax). If payments are subject to U.S. federal income tax on a net basis in accordance with the rules described in the preceding sentence, such payments will not be subject to U.S. withholding tax so long as the holder provides us or the paying agent with appropriate certification.

Non-U.S. holders should consult their tax advisors about any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Exchange or Redemption of Notes. Subject to the discussion of backup withholding, any gain realized by a non-U.S. holder on the sale, exchange, retirement or other disposition of a note generally will not be subject to U.S. federal income tax, unless:

•	such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States; or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

Federal Estate Tax. A note held or treated as held by an individual who is a non-U.S. holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that (1) the individual does not actually or constructively own 10% or more of the total voting power of all our voting stock and (2) income on the note was not effectively connected with the conduct of such non-U.S. holder of a trade or business within the United States.

Non-U.S. holders should consult their tax advisors about any applicable estate tax treaties, which might provide a broader exemption from estate tax than the rules described above.

Information Reporting and Backup Withholding. Principal and interest paid on the notes and proceeds from the sale, exchange, retirement or other disposition of notes may be subject to information reporting and to backup withholding. Backup withholding generally will not apply, however, if the payee furnishes a correct taxpayer identification number or certificate of non-U.S. status and makes any other required certification or if the payee is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund if the required information is furnished to the IRS.

The Treasury Department has issued final regulations relating to withholding, backup withholding and information reporting that unify current certification procedures and forms and clarify certain standards. These regulations are complex and this summary does not completely describe them. Prospective non-U.S. holders are urged to consult with their own tax advisors to determine how these regulations will affect their particular circumstances.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the effective date of the registration statement for this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [                      2004], all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers, who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit from any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the effective date of the registration statement for this exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Initial Notes, but not dealers’ and brokers’ discounts, commissions and counsel fees) and will indemnify the holders of the Initial Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Prior to the exchange offer, there has been no public market for the Initial Notes. We have applied, through our listing agent, to have the Exchange Notes listed on the Luxembourg Stock Exchange. We do not intend to apply for listing of the Exchange Notes on any other securities exchange. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes develops, the market value of the Exchange Notes will depend on market conditions (including yields on alternative investments and general economic conditions), our financial condition and other conditions. Those conditions might cause the Exchange Notes to trade at a significant discount from face value. We have not entered into any arrangement or understanding with any person to distribute the Exchange Notes to be received in the exchange offer.

We have not agreed to compensate broker-dealers who effect the exchange of Initial Notes on behalf of holders.

LEGAL MATTERS

Certain legal matters in connection with the Exchange Notes and the guarantees offered hereby will be passed upon for us by Wyrick Robbins Yates & Ponton LLP, Raleigh, North Carolina.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of Standard Commercial Corporation and subsidiaries as of March 31, 2004 and 2003, and for each of the years then ended, incorporated by reference in this prospectus, have been audited by Deloitte & Touche, LLP, an independent registered public accounting firm, as set forth in their report thereon.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We are incorporating by reference the documents listed below that we have filed with the SEC under the informational requirements of the Securities Exchange Act of 1934, which means we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. We incorporate by reference our:

•	Annual Report on Form 10-K for the year ended March 31, 2004;

•	Current Report on Form 8-K filed on June 3, June 10 and June 14, 2004 and Form 8-K/A filed on June 14, 2004; and

•	Proxy Statement on Schedule 14A for the 2003 Annual Meeting of Shareholders.

All documents that we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this exchange offer will, from the date of filing such documents, automatically update and supersede information contained in this prospectus as if that information were included in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. These documents are or will be available for inspection or copying of the locations identified above under the caption “Where You Can Find More Information.”

We will provide without charge to each person, including each beneficial owner of Initial Notes, to whom a prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated by reference but not delivered with this prospectus. Written requests should be sent to:

Standard Commercial Corporation

2201 Miller Road

Wilson, North Carolina 27893

Attention: Robert A. Sheets, Chief Financial Officer

Oral requests should be made by telephoning (252) 291-5507.

In order to obtain timely delivery, you must request the information no later than five business days before you must make your investment decision.

Each broker-dealer that receives Exchange Notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, or the Securities Act. This prospectus, as amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date of the exchange offer and ending not less than 180 days after the expiration date, we will make this prospectus available to any broker-dealer for use in connection with any resale. See “Plan of Distribution.”

STANDARD COMMERCIAL CORPORATION

OFFER TO EXCHANGE

UP TO $150,000,000 PRINCIPAL AMOUNT OUTSTANDING

8% SENIOR NOTES DUE 2012

FOR

A LIKE PRINCIPAL AMOUNT OF

8% SENIOR NOTES DUE 2012

REGISTERED UNDER THE SECURITIES ACT OF 1933

EACH GUARANTEED ON A SENIOR BASIS BY

STANDARD COMMERCIAL TOBACCO CO., INC.

PROSPECTUS

            , 2004

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Registrant’s Articles of Incorporation and Bylaws include provisions to (1) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the fullest extent permitted by Section 55-8-30(e) of the North Carolina Business Corporation Act (the “North Carolina Law”), and (2) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Sections 55-8-50 through 55-8-58 of the North Carolina Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Sections 55-8-51 and 55-8-57 of the North Carolina Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under North Carolina Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believed to be contrary to the best interests of the Registrant or its shareholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Registrant or its shareholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its shareholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Registrant or its shareholders, for improper transactions between the director and the Registrant and for improper distributions to shareholders and loans to directors and officers. These provisions do not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant’s Bylaws require the Registrant to indemnify its directors and officers against expenses, judgments, fines, settlement and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Registrant or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s Bylaws also set forth procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Purchase Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Initial Purchasers of the Registrant and its directors and officers, and by the Registrant of the Initial Purchasers, for certain liabilities arising under the Securities Act of 1933, as amended, or otherwise.

Item 21. Exhibits and Financial Data Schedules

The following is a list of all the exhibits filed herewith or incorporated by reference as part of the Registration Statement.

		Incorporated by Reference To
Exhibit No.	Description	Registrant’s Form	Filed	Exhibit Number	Filed Herewith

3.1	Restated Articles of Incorporation of Standard Commercial Corporation, as amended on September 26, 1994.	10-Q	11/21/94	3(i)

3.2	Bylaws of Standard Commercial Corporation.	10-K	7/14/94	3(ii)

4.1	Facility Agreement dated March 31, 2004 among Standard Commercial Tobacco Co., Inc. and two other subsidiaries of Standard Commercial Corporation, Deutsche Bank A.G., ING Bank N.V., London Branch, and other banks.	10-K	6/14/04	4.10

4.2	Indenture dated April 2, 2004 among Standard Commercial Corporation, Standard Commercial Tobacco Co., Inc. and SunTrust Bank.	10-K	6/14/04	4.11

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP				X

10.1	Performance Improvement Compensation Plan.	10-K	6/93	10

10.2	Agreement dated as of March 24, 1997 between Standard Commercial Corporation and Robert E. Harrison.	S-3	3/24/97	10.3

10.3	Agreement dated as of December 1997 between Standard Commercial Corporation and Henry C. Babb.	10-K	6/25/99	10.3

10.4	Agreement dated as of August 1998 between Standard Commercial Corporation and Paul H. Bique.	10-K	6/25/99	10.4

10.5	2001 Performance Improvement Compensation Plan.	14-A	7/16/01	Appendix B

10.6	Agreement dated as of March 1999 between Standard Commercial Corporation and Robert A. Sheets.	10-K	6/27/02	10.6

10.7	Registration Rights Agreement dated April 2, 2004 among Standard Commercial Corporation, Standard Commercial Tobacco Co., Inc., Deutsche Bank Securities Inc., ING Bank N.V., London Branch				X

11	Computation of Earnings per Common Share.	10-K	6/14/04	11

12	Computation of ratio of earnings to fixed charges.				X

21	Subsidiaries of the registrant.	10-K	6/14/04	21

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm				X

Incorporated by Reference To
Exhibit No.	Description	Registrant’s Form	Filed	Exhibit Number	Filed Herewith

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5).				X

24	Power of Attorney (included on the signature page).				X

25	Statement of Eligibility and Qualification on Form T-1 of SunTrust Bank, as Trustee under the Indenture.				X

99.1	Form of Letter of Transmittal.				X

99.2	Form of Letter to Registered Holders.				X

99.3	Form of Letter to Clients.				X

99.4	Form of Notice of Guaranteed Delivery.				X

Item 22. Undertakings

A. The undersigned registrants hereby undertake:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price described in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each the post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission the indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against the liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of that registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 9th day of June 2004.

STANDARD COMMERCIAL CORPORATION

By:	/s/ ROBERT E. HARRISON
Robert E. Harrison President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Robert E. Harrison and Robert A. Sheets, and each of them (with full power to act alone) as true and lawful attorneys-in-fact, and stead, in any and all capacities, to sign any amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below by the following persons in the capacities indicated on June 9, 2004.

/s/ ROBERT E. HARRISON Robert E. Harrison President, Chief Executive Officer and Director (Principal Executive Officer)	/s/ B. CLYDE PRESLAR B. Clyde Preslar Director

/s/ ROBERT A. SHEETS Robert A. Sheets Vice President, Chief Financial Officer and Director (Principal Financial and Accounting Officer)	/s/ WILLIAM S. SHERIDAN William S. Sheridan Director

/s/ WILLIAM S. BARRACK, JR. William S. Barrack, Jr. Director	/s/ GILBERT L. KLEMANN, II Gilbert L. Klemann, II Director

/s/ MARK W. KEHAYA Mark W. Kehaya Director	/s/ WILLIAM A. ZIEGLER William A. Ziegler Director

/s/ H. CARL MCCALL H. Carl McCall Director	Nigel G. Howard Director

EXHIBIT INDEX

		Incorporated by Reference To
Exhibit No.	Description	Registrant’s Form	Filed	Exhibit Number	Filed Herewith

3.1	Restated Articles of Incorporation of Standard Commercial Corporation, as amended on September 26, 1994.	10-Q	11/21/94	3(i)

3.2	Bylaws of Standard Commercial Corporation.	10-K	7/14/94	3(ii)

4.1	Facility Agreement dated March 31, 2004 among Standard Commercial Tobacco Co., Inc. and two other subsidiaries of Standard Commercial Corporation, Deutsche Bank A.G., ING Bank N.V., London Branch, and other banks.	10-K	6/14/04	4.10

4.2	Indenture dated April 2, 2004 among Standard Commercial Corporation, Standard Commercial Tobacco Co., Inc. and SunTrust Bank.	10-K	6/14/04	4.11

5.1	Opinion of Wyrick Robbins Yates & Ponton LLP				X

10.1	Performance Improvement Compensation Plan.	10-K	6/93	10

10.2	Agreement dated as of March 24, 1997 between Standard Commercial Corporation and Robert E. Harrison.	S-3	3/24/97	10.3

10.3	Agreement dated as of December 1997 between Standard Commercial Corporation and Henry C. Babb.	10-K	6/25/99	10.3

10.4	Agreement dated as of August 1998 between Standard Commercial Corporation and Paul H. Bique.	10-K	6/25/99	10.4

10.5	2001 Performance Improvement Compensation Plan.	14-A	7/16/01	Appendix B

10.6	Agreement dated as of March 1999 between Standard Commercial Corporation and Robert A. Sheets.	10-K	6/27/02	10.6

10.7	Registration Rights Agreement dated April 2, 2004 among Standard Commercial Corporation, Standard Commercial Tobacco Co., Inc., Deutsche Bank Securities Inc., ING Bank N.V., London Branch				X

11	Computation of Earnings per Common Share.	10-K	6/14/04	11

12	Computation of ratio of earnings to fixed charges.				X

21	Subsidiaries of the registrant.	10-K	6/14/04	21

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm				X

23.2	Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit 5).				X

24	Power of Attorney (included on the signature page).				X

Incorporated by Reference To
Exhibit No.	Description	Registrant’s Form	Filed	Exhibit Number	Filed Herewith

25	Statement of Eligibility and Qualification on Form T-1 of SunTrust Bank, as Trustee under the Indenture.				X

99.1	Form of Letter of Transmittal.				X

99.2	Form of Letter to Registered Holders.				X

99.3	Form of Letter to Clients.				X

99.4	Form of Notice of Guaranteed Delivery.				X